Exhibit 2.1

PURCHASE AGREEMENT
BY AND AMONG
HURON CONSULTING GROUP INC.,
HURON CONSULTING SERVICES LLC,
HURON CONSULTING GROUP HOLDINGS LLC,
and
CONSILIO, INC.
DATED AS OF DECEMBER 10, 2015

TABLE OF CONTENTS
Article I PURCHASE AND SALE
Article II PURCHASE PRICE
Article III CLOSING

Section 3.1	Closing	15
Section 3.2	Closing Deliveries by Sellers	15
Section 3.3	Closing Deliveries by Buyer	17
Section 3.4	Bonus Pool	17
Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS AND THE PURCHASED ENTITIES

Section 4.17	Absence of Changes	31
Section 4.18	Affiliate Transactions	31
Section 4.19	No Unlawful Payments	31
Section 4.20	Insurance	31
Section 4.21	Customers and Suppliers	32
Section 4.22	Brokers	32
Section 4.23	Disclaimer	32
Article V REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.1	Organization, Authority and Qualification	33
Section 5.2	No Conflict	33
Section 5.3	Governmental Consents and Approvals	33
Section 5.4	Litigation	33
Section 5.5	Brokers	34
Section 5.6	Availability of Funds	34
Section 5.7	Compliance with Law	34
Section 5.8	Investigation	34
Article VI ADDITIONAL COVENANTS AND AGREEMENTS
Article VII EMPLOYEE MATTERS

Section 7.1	Employment	47
Section 7.2	Employee Benefit Matters	48

Section 7.3	Defined Contribution Plans	50
Section 7.4	Compliance with WARN	51
Section 7.5	Workers' Compensation Claims	51
Article VIII TAXES
Article IX SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1	Survival of Representations and Warranties	59
Section 9.2	Survival of Covenants and Other Agreements	59
Section 9.3	R&W Insurance	59
Article X INDEMNIFICATION
Article XI CONDITIONS PRECEDENT TO OBLIGATIONS OF the parties

Section 11.1	Conditions to the Obligations of the Buyer	64
Section 11.2	Conditions to the Obligations of the Sellers	65
Section 11.3	Conditions to the Obligations of All Parties	66
Article XII TERMINATION

Section 12.1	Termination	66

Section 12.2	Effect of Termination	67
Article XIII MISCELLANEOUS

ANNEXES AND EXHIBITS

Annex A    —    Glossary of Defined Terms

Exhibit A    —    Earnout Terms
Exhibit B    —    Form of Bill of Sale
Exhibit C    —    Form of Assignment and Assumption Agreement
Exhibit D    —    Form of Trademark Assignment Agreement
Exhibit E    —    Form of Transition Services Agreement
Exhibit F    —    Form of Bonus Pool Escrow Agreement
Exhibit G    —    Terms of R&W Insurance Policy

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT, dated as of December 10, 2015, is entered into by and among Huron Consulting Group Inc., a Delaware corporation (“Huron”), Huron Consulting Services LLC, a Delaware limited liability company (“Huron Services”), Huron Consulting Group Holdings LLC, a Delaware limited liability company (“Huron Holdings” and together with Huron and Huron Services, the “Sellers”) and Consilio, Inc., a Delaware corporation (“Buyer”). Certain capitalized terms used herein are defined in Annex A.
WHEREAS, the Sellers, directly and through the Purchased Entities, are engaged in the business of providing eDiscovery services, consulting services and contract management services related to law department management, information governance and compliance, legal discovery, litigation management, and legal analytics to legal departments, law firms and companies in connection with their e-discovery, law department operations and contract and litigation management needs, including the business conducted by the Purchased Entities (the “Business”);
WHEREAS, the Sellers wish to sell, or cause to be sold, to Buyer, and Buyer wishes to purchase from the Sellers, all right, title and interest in and to the Purchased Assets and the Interests, and in connection therewith Buyer is willing to assume the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein;
WHEREAS, the Sellers, directly and through their Affiliates, also conduct businesses and operations not included in the Business, including the litigation and bankruptcy services provided by the Sellers’ Business Advisory practice and the litigation and compliance services provided by the Sellers’ Life Sciences practice, at numerous locations within and outside the United States, which businesses and operations are being retained by the Sellers and their Affiliates and are not being transferred to, or acquired by, Buyer (the “Excluded Businesses”);
WHEREAS, in connection with the purchase of the Purchased Assets and the Interests, Buyer is willing to employ, or cause its Affiliates to employ, the Transferred Business Employees; and
NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE
Section 1.1    Purchase and Sale.
(a)    Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign and transfer, or cause to be sold, conveyed, assigned and transferred, to Buyer and Buyer shall purchase from the Sellers, all of the Sellers’ and their Affiliates’ (other than the Purchased Entities’) right, title and interest, as of the Closing, in and to the assets of the Sellers, whether tangible or intangible, real, personal or mixed, that are set forth below (collectively, the “Purchased Assets”), in each case, free and clear of all Liens, other than Permitted Liens:
(i)    the furnishings, furniture, fixtures, equipment, tools, machinery, computer and telephone equipment and other tangible personal property owned or leased by the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business (“Tangible Personal Property”), including the Tangible Personal Property listed in Section 1.1(a)(i) of the Sellers Disclosure Schedule, other than the Excluded Tangible Personal Property;
(ii)    the Software, data and information owned by or licensed to the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business, including the Software, data and information set forth on Section 1.1(a)(ii) of the Sellers Disclosure Schedule, other than the Excluded Software, Data and Information;
(iii)    the Intellectual Property owned by or licensed to the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business, including the Intellectual Property set forth on Section 1.1(a)(iii) of the Sellers Disclosure Schedule, other than the Excluded Trademarks and Excluded Domain Names;
(iv)    the Contracts of the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business, including those set forth on Section 1.1(a)(iv) of the Sellers Disclosure Schedule, other than the Excluded Contracts;
(v)    the Leased Real Property of the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business,

including the Leased Real Property set forth on Section 1.1(a)(v) of the Sellers Disclosure Schedule;
(vi)    all Accounts Receivable of the Sellers and any of their Affiliates (other than the Purchased Entities) to the extent related to the Business;
(vii)    all rights under warranties, representations and guaranties made by customers, vendors, contractors and third parties and all prepayments, security deposits, refunds (subject to Section 8.5, other than refunds with respect to Taxes for which the Sellers are responsible pursuant to this Agreement), credits, prepaid expenses or other amounts and set-off of any kind of the Sellers or any of their Affiliates (other than the Purchased Entities) primarily related to the Business;
(viii)    all Permits, and the rights to all data and records associated therewith held by any applicable Governmental Authorities or other licensing, permitting, certifying, accrediting agencies, held by the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business, in each case to the extent transferable by Law or the terms of such Permits;
(ix)    all Books, Records and Files of the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business, including those set forth on Section 1.1(a)(ix) of the Sellers Disclosure Schedule; provided that the Sellers may redact any information to the extent primarily used in or primarily related to the Excluded Businesses;
(x)    the goodwill of the Business as a going concern;
(xi)    all rights, claims, counterclaims and defenses to all Actions against third parties (A) related to any Purchased Asset or Assumed Liability or (B) primarily related to the Business, including those Actions being pursued by Sellers or any of their Affiliates (other than the Purchased Entities) set forth on Section 1.1(a)(xi) of the Sellers Disclosure Schedule (the “Assumed Actions”); and
(xii)    all other property or assets of the Sellers or any of their Affiliates (other than the Purchased Entities) primarily used in or primarily related to the Business and not set forth in (or excluded therefrom) the foregoing Section 1.1(a)(i) through Section 1.1(a)(xi).
(b)    Purchase of Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign and transfer to Buyer all of the issued and outstanding equity interests of the Purchased Entities (the “Interests”), and Buyer

shall purchase all of the right, title and interest in and to such Interests, in each case, free and clear of all Liens.
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Sellers and their Affiliates shall retain, and Buyer shall not purchase or otherwise acquire (and the Purchased Assets shall not include), any right, title and interest in or to any assets, whether tangible or intangible, real, personal or mixed, other than the Purchased Assets (such retained assets being collectively referred to hereinafter as the “Excluded Assets”). The Excluded Assets shall include, without limitation, the following:
(a)    (i) the Contracts set forth in Section 1.2(a)(i) of the Sellers Disclosure Schedule (“Excluded Contracts”) and (ii) the Software, data and information set forth in Section 1.2(a)(ii) of the Sellers Disclosure Schedule (“Excluded Software, Data and Information”), (iii) the Tangible Personal Property set forth in Section 1.2(a)(iii) of the Sellers Disclosure Schedule (“Excluded Tangible Personal Property”), (iv) the Trademarks set forth in Section 1.2(a)(iv) of the Sellers Disclosure Schedule (“Excluded Trademarks”) and (v) the domain names set forth in Section 1.2(a)(v) of the Sellers Disclosure Schedule (“Excluded Domain Names”);
(b)    all the assets, rights and properties of every kind and description and wherever located, whether now existing or hereafter acquired, whether tangible or intangible, real, personal or mixed primarily used in, or related to, the conduct or operation of the Excluded Businesses;
(c)    except as included in the Purchased Assets pursuant to Section 1.1(a)(viii), the corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates, all employee-related or employee benefit-related files or records and any other documents of the Sellers or any of their Affiliates (other than the Purchased Entities);
(d)    all rights of the Sellers or any of their Affiliates (other than the Purchased Entities) arising under this Agreement, the Ancillary Agreements or from the consummation of the transactions contemplated hereby or thereby;
(e)    all cash and cash equivalents, securities (other than the Interests) and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, of the Sellers or any of their Affiliates (other than the Purchased Entities), including any cash residing in any collateral cash account securing any obligation or contingent obligation;
(f)    all intercompany receivables between each of the Sellers and any of their Affiliates, or between any Affiliate of the Sellers and any other Affiliate of the Sellers;

(g)    all Intellectual Property rights not included in the Purchased Assets (including the Excluded Names);
(h)    all Insurance Arrangements of the Sellers or any of their Affiliates and all claims, credits, causes of action or rights thereunder and proceeds thereof;
(i)    all assets or rights in or underlying any compensation or benefit plan, program, agreement or arrangement that is maintained or contributed to by or on behalf of the Sellers or any of their Affiliates except for those assets that are transferred to Buyer pursuant to Article VII and any other assets or rights associated with Assumed Liabilities under any compensation or benefit plan, program, agreement or arrangement for the benefit of any Transferred Business Employees;
(j)    all Tax records (including Tax Returns and supporting work papers) covering any period or transaction of the Sellers occurring on or prior to the Closing Date (other than any Tax records of the Purchased Entities or relating solely to the Business or the Purchased Assets) and, subject to Section 8.5, any refunds of Taxes for which Sellers are responsible pursuant to this Agreement;
(k)    all Actions being pursued by Sellers or their Affiliates, other than the Assumed Actions; and
(l)    all Leased Real Property, other than the Leased Real Property set forth on Section 1.1(a)(v) of the Sellers Disclosure Schedule.
Section 1.3    Assumed Liabilities. At the Closing, subject to the terms of this Agreement and excluding the Excluded Liabilities, Buyer shall assume and agree to pay, perform and discharge when due, all Liabilities of the Sellers or their Affiliates that primarily relate to the Business, including without limitation, the following (collectively, the “Assumed Liabilities”):
(a)    accrued expenses of the Sellers or any of their Affiliates (other than the Purchased Entities) primarily related to the Business that are unpaid on the Closing Date;
(b)    the Liabilities of the Sellers or any of their Affiliates (other than the Purchased Entities) with respect to performance obligations that arise and become due and payable after the Closing Date under the Contracts included in the Purchased Assets;
(c)    all Liabilities arising from or relating to the employment, termination of employment or employee benefits of (or other employment practices with respect to) any Transferred Business Employee which relate to events that occur after the Closing Date (or, with respect to any Inactive Business Employee, which relate to events that occur on or after the date such Inactive Business Employee becomes a Transferred Business Employee), other than Liabilities under any Employee Benefit Plans which are not assumed by Buyer pursuant to this Agreement;
(d)    all Liabilities for (i) Taxes imposed on the Purchased Assets or otherwise with respect to the Business, in each case with respect to any taxable period beginning after the Closing Date or the portion of any Straddle Period beginning after the Closing Date (other than, for the avoidance of doubt, any such Liabilities resulting from a breach by the Sellers of any representation or warranty in Section 4.16 or covenant in this Agreement) and (ii) Transfer Taxes for which the Buyer is liable pursuant to Section 8.3;
(e)    any Liabilities of Buyer arising under this Agreement, the Ancillary Agreements, or from the consummation of the transactions contemplated hereby or thereby;
(f)    any Liability that relates to, or arises out of, directly or indirectly, the operation of the Business after the Closing Date; and
(g)    the Liabilities set forth in Section 1.3(g) of the Sellers Disclosure Schedule.
Section 1.4    Excluded Liabilities. After the Closing, the Sellers and their Affiliates shall retain, and Buyer shall not assume or have any responsibility for, any of the following Liabilities (collectively, the “Excluded Liabilities”):
(a)    all Liabilities relating to or arising out of the Excluded Assets or the Excluded Businesses;
(b)    all Liabilities retained by the Sellers pursuant to Article VII and Article VIII;
(c)    all Indebtedness of the Sellers and their Affiliates (including the Purchased Entities), including all indebtedness for borrowed money of the Sellers under any note, bond, credit agreement or similar instrument with any financial institution or other third party;
(d)    all Liabilities for Excluded Taxes or Taxes that Sellers are required to indemnify Buyer Indemnitees pursuant to Section 8.1(a);
(e)    all intercompany payables and loans between a Seller and any Affiliate, or between any Affiliate of the Sellers and any other Affiliate of the Sellers; and
(f)    all Liabilities arising from or relating to the employment, termination of employment or employee benefits of (or other employment practices) (i) with respect to any

Transferred Business Employee which relate to events that occur on or prior to the Closing Date (or, with respect to any Inactive Business Employees, which relate to events that occur prior to the date such Inactive Business Employee becomes a Transferred Business Employee), or (ii) provided that Buyer complies with its obligations under Section 7.1, with respect to any Business Employees who does not become a Transferred Business Employee, whether arising before, on or after the Closing Date, and (iii) all Liabilities under any Employee Benefit Plans which are not assumed by Buyer pursuant to this Agreement.
Section 1.5    Acquisition of Foreign Purchased Entities. Notwithstanding anything in this Agreement to the contrary, Buyer and the Sellers acknowledge that (i) Buyer intends that one or more wholly-owned subsidiaries of Buyer, whether existing on the date hereof or formed prior to the Closing, will acquire the Foreign Purchased Entities and (ii) references to Buyer in this Agreement, as such term relates to the purchaser of the Foreign Purchased Entities, shall be deemed to be a reference to such wholly-owned subsidiaries.
ARTICLE II

PURCHASE PRICE
Section 2.1    Purchase Price. Upon the terms and conditions of this Agreement, as consideration for the sale, transfer, conveyance and assignment of the Purchased Assets and the Interests to Buyer, Buyer shall: (a) at the Closing, (i) deliver to the Sellers (or one or more of their designees) one or more wire transfers of immediately available funds to the wire transfer address or addresses (as provided by the Sellers to Buyer on or before the Business Day prior to the Closing Date), equal to the sum of (x) $112,000,000, plus (y) the Estimated Adjustment Amount (such sum, the “Closing Purchase Price”) and (ii) assume the Assumed Liabilities; and (b) after the Closing, deliver to the Sellers (or one or more of their designees) any Earnout Amount payable to the Sellers subject to and in accordance with the terms and conditions set forth on Exhibit A hereto. The Closing Purchase Price shall be subject to adjustment as set forth in Section 2.4 and shall be paid to each Seller at the Closing in a manner consistent with the Initial Closing Date Allocation. At the Closing, the Sellers shall pay out of the proceeds from the Closing Purchase Price an aggregate amount equal to $2,500,000, allocated evenly among the Management Employees (the “Sign-On Bonuses”).
Section 2.2    Allocation of Purchase Price.
(a)    Buyer and the Sellers agree that all amounts properly treated as purchase price for the Purchased Entities and the Purchased Assets for U.S. federal income tax purposes initially shall be allocated among each of the Purchased Entities and the Purchased Assets in accordance with the allocation set forth on Section 2.2 of the Sellers Disclosure Schedule (the

“Initial Closing Date Allocation”). As soon as practicable, and in any event not later than ninety (90) days after the determination of the Closing Statement pursuant to Section 2.4, the Sellers shall provide to Buyer (i) an allocation of any post-Closing adjustments described in Section 2.4 among the Purchased Entities and the Purchased Assets in an appropriate and equitable manner and (ii) an allocation of all amounts that were allocated pursuant to the Initial Closing Date Allocation, as adjusted by the allocation described in clause (i) of this sentence, to the Purchased Assets and any Purchased Entity that is classified as an entity disregarded as separate from any Seller for U.S. federal income tax purposes among each Purchased Asset and the assets owned by each such Purchased Entity, respectively, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (clauses (i) and (ii), collectively, the “Proposed Allocation”). In the event that Buyer objects to the Proposed Allocation in writing within thirty (30) days of receipt of such Proposed Allocation, the Sellers and Buyer shall negotiate in good faith to resolve the dispute. If the Sellers and Buyer fail to agree on such allocation within thirty (30) days following Buyer’s written objection, such allocation shall be determined, within a reasonable time, by the Arbitrating Accountants. The allocation, as agreed upon by the Sellers and Buyer (either because Buyer does not object in writing to the Proposed Allocation or as a result of good faith negotiations between the Sellers and Buyer) or determined by the Arbitrating Accountants under this Section 2.2 (the “Final Allocation”), shall be final and binding upon the Parties and each of the Sellers, on the one hand, and Buyer, on the other hand, shall bear all fees and costs incurred by it in connection with the determination of the Final Allocation, except that the Parties shall pay the fees and expenses of the Arbitrating Accountants in accordance with Section 2.5. The Final Allocation shall be subsequently amended as required by applicable Law to reflect any adjustments (including pursuant to Section 8.11) to any amounts properly treated as purchase price for the Purchased Entities and Purchased Assets after the date the Final Allocation is completed in a manner consistent with the Final Allocation and as otherwise agreed to among the Parties.
(b)    Each of the Sellers and Buyer shall prepare and file, and cause its Affiliates to prepare and file, its Tax Returns (including IRS Form 8594) on a basis consistent with the Final Allocation. The Sellers and Buyer shall not take any Tax position inconsistent with the Final Allocation; provided, however, that nothing contained herein shall prevent any Party or its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation, and no Party hereto or its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Final Allocation, in each case, subject to the provisions set forth in Section 8.4.
Section 2.3    Estimated Closing Statement. Not less than three (3) Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Buyer a statement setting forth its good faith calculation and estimate of the Adjustment Amount (“Estimated Adjustment

Amount”), including (i) a calculation of the Estimated Closing Date Net Working Capital (and the Estimated Net Working Capital Adjustment Amount), (ii) a calculation of the Estimated Closing Date Cash, (iii) a calculation of the Estimated Closing Date Indebtedness and (iv) a calculation of the Estimated Closing Date Transaction Expenses (the “Estimated Closing Statement”). The calculations and estimate referred to in clause (i) through (iv) of the immediately preceding sentence shall be calculated on a basis consistent with GAAP, and using the same accounting practices, policies, judgments and methodologies (including with respect to reserves and revenue recognition) used in the preparation of the Financial Statements and in the calculation of the NWC Target (“Applicable Accounting Principles”). Illustrative examples showing the calculations required to prepare the Estimated Closing Statement are set forth in Section 2.3 of the Sellers Disclosure Schedule (“Sample Statement”).
Section 2.4    Post-Closing Adjustments.
(a)    Closing Statement. On or prior to the date that is sixty (60) days following the Closing, the Buyer shall prepare and deliver to the Sellers a statement setting forth the Adjustment Amount, including (i) a calculation of the Net Working Capital of the Business as of the close of business on the Closing Date (“Closing Date Net Working Capital”) (and a calculation of the Net Working Capital Adjustment Amount), (ii) a calculation of the Cash of the Purchased Entities as of the close of business on the Closing Date (“Closing Date Cash”), (iii) a calculation of the Indebtedness of the Purchased Entities or securing any of the Purchased Assets as of the close of business on the Closing Date (“Closing Date Indebtedness”) and (iv) a calculation of the Transaction Expenses of the Purchased Entities as of the close of business on the Closing Date (“Closing Date Transaction Expenses”) (the “Closing Statement”). The Closing Statement shall be prepared in accordance with the Sample Statement and the Applicable Accounting Principles and otherwise in accordance with the requirements of this Agreement.
(b)    Review Period. Within thirty (30) days of the receipt by the Sellers of the Closing Statement, the Sellers may deliver written notice (the “Protest Notice”) to the Buyer of any objections, specifying in reasonable detail any contested amounts and the basis therefor which the Sellers may have to the Closing Statement. The failure of the Sellers to deliver such Protest Notice within the prescribed time period will constitute the Sellers’ acceptance as final of the Closing Statement as determined by the Buyer. Any amounts not disputed in the Protest Notice (if one is delivered) shall be deemed to be accepted by the Sellers as final. Upon receipt of the Closing Statement, the Sellers and their representatives will be given reasonable access to the Buyer’s relevant books, records, workpapers and personnel during reasonable business hours for the purpose of verifying the Closing Statement.
(c)    Disputes. If the Sellers and Buyer are unable to resolve any disagreement with respect to the Closing Statement within thirty (30) days following Buyer’s receipt of a

Protest Notice, then the Parties shall mutually retain the Arbitrating Accountants and refer solely the items and amounts in dispute to the Arbitrating Accountants for final determination within forty-five (45) days after such referral. Any determination by the Arbitrating Accountants shall not be outside the range defined by the respective amounts in the Closing Statement proposed by the Sellers and Buyer, and such determination shall be final, binding and non-appealable upon the Parties. Each of the Sellers and the Buyer agrees to use commercially reasonable efforts to cooperate with the Arbitrating Accountants in their determination of the amounts set forth in the Closing Statement.
(d)    Adjustment Amount. The “Adjustment Amount,” which may be positive or negative, shall mean zero:
(i)    plus the Net Working Capital Adjustment Amount (which may be positive or negative);
(ii)    plus the Closing Date Cash;
(iii)    minus the Closing Date Indebtedness; and
(iv)    minus the Closing Date Transaction Expenses.
If the Adjustment Amount as finally determined pursuant to this Section 2.4 exceeds the Estimated Adjustment Amount (the amount of such excess, an “Excess Amount”), the Closing Purchase Price shall be increased by such Excess Amount, and if the Adjustment Amount as finally determined pursuant to this Section 2.4 is less than the Estimated Adjustment Amount (the amount of such shortfall, a “Shortfall Amount”), the Closing Purchase Price shall be decreased by such Shortfall Amount. The Excess Amount or Shortfall Amount shall be paid in accordance with Section 2.4(e).
(e)    Payment. Within five (5) Business Days of the final determination of the Adjustment Amount pursuant to this Section 2.4, by wire transfer of immediately available funds to the account designated by the recipient:
(i)    if there is an Excess Amount, Buyer shall pay to the Sellers an amount equal to the Excess Amount; and
(ii)    if there is a Shortfall Amount, the Sellers shall pay to Buyer an amount equal to the Shortfall Amount.
Section 2.5    Withholding. Notwithstanding any provision herein to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise deliverable to any Person in connection with the transactions contemplated by this Agreement any amounts that Buyer and its Affiliates are required to deduct and withhold under applicable Law; provided, however, that (i) with respect to deductions or withholdings of the Closing Purchase Price paid by Buyer at Closing, such deductions or withholdings shall be made in accordance with the principles set forth on Section 2.5 of the Sellers Disclosure Schedule and (ii) with respect to all other deductions or withholdings, Buyer shall, not fewer than five (5) days prior to making such deduction or withholding, provide written notice to such Person in respect of which Buyer believes it is required to make any such deduction and withholding, which written notice shall identify the applicable Law requiring such deduction and withholding; provided, further, that Buyer shall reasonably cooperate with such Person to reduce or eliminate, or to claim any refund of, any such deduction and withholding, in each case to the extent permitted by Law (including reasonably cooperating with such Person to complete any applicable exemption forms, the delivery of which would reduce or eliminate any such withholding), in each case, at such Person’s expense. Any such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.6    Arbitrating Accountants. The “Arbitrating Accountants” shall be an internationally recognized accounting firm with no connection to Buyer or the Sellers to be agreed upon by the Parties. The fees and expenses of the Arbitrating Accountants shall be allocated between the Parties in the same proportion that the aggregate amount of disputed items that were determined in favor of the other Party or Parties (as finally determined by the Arbitrating Accountants) bears to the total amount of disputed items submitted by the Parties.
ARTICLE III

CLOSING
Section 3.1    Closing. The closing of the transactions hereunder (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois 60606 on the date that is three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article XI (other than those conditions to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) or at such later date and time as the Parties may mutually agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date.” The Closing shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date.
Section 3.2    Closing Deliveries by Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered to Buyer:

(a)    a duly executed bill of sale for the Purchased Assets in the form of Exhibit B attached hereto (the “Bill of Sale”);
(b)    a duly executed assignment and assumption agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);
(c)    a duly executed trademark assignment agreement in the form attached hereto as Exhibit D (the “Trademark Assignment Agreement”);
(d)    a duly executed transition services agreement in the form attached hereto as Exhibit E (the “Transition Services Agreement”);
(e)    a duly executed escrow agreement substantially in the form attached hereto as Exhibit F, executed by Huron and an escrow agent to be mutually agreed upon by the Parties (“Escrow Agent”) (the “Bonus Pool Escrow Agreement”);
(f)    evidence of the resignations of such directors, managers and officers of the Purchased Entities as are requested by Buyer no later than five (5) Business Days prior to the Closing Date;
(g)    certificates evidencing the Interests, to the extent that such Interests are in certificated form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Interests are not in certificated form, other evidence of ownership or assignment of such Interests in a form reasonably acceptable to Buyer;
(h)    with respect to Interests of Purchased Entities organized in jurisdictions outside the United States, such share transfer deeds, stock powers, certificates of title, share certificates, deeds, assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) as the parties mutually agree are reasonably necessary or appropriate to effect the transfer of the Interests pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case duly executed by the applicable Sellers and Purchased Entities;
(i)    (i) in the case of each Seller who is transferring (A) Purchased Assets that include a “United States real property interest” as defined in Section 897 of the Code and the Treasury Regulations issued thereunder (a “USRPI”), or (B) a Purchased Entity that is a domestic corporation for U.S. federal income tax purposes, a duly executed certificate, dated as of the Closing Date, in compliance with Treas. Reg. §1.1445-2(b)(2), stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code; and (ii) in the case of each Seller transferring assets that do not constitute a USRPI, a statement certifying that none of the assets transferred by such Seller include a USRPI;

(j)    copies of UCC-3 termination or partial release statements, releases and/or such other documentation reasonably requested by Buyer, in each case, in form and substance reasonably satisfactory to Buyer, evidencing the release of (a) Liens on the Purchased Assets and the Interests arising pursuant to the Huron Credit Agreement and (b) the Liens described on Section 3.2(j) of the Sellers Disclosure Schedule;
(k)    the certificate required by Section 11.1(d); and
(l)    such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 3.3    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to the Sellers:
(a)    the Closing Purchase Price;
(b)    a duly executed counterpart of the Bill of Sale;
(c)    a duly executed counterpart of the Assignment and Assumption Agreement;
(d)    a duly executed counterpart of the Trademark Assignment Agreement;
(e)    a duly executed counterpart of the Transition Services Agreement;
(f)    a duly executed counterpart of the Bonus Pool Escrow Agreement;
(g)    a duly executed receipt for the Interests;
(h)    a duly executed counterpart of the Foreign Closing Documents;
(i)    the certificate required by Section 11.2(d); and
(j)    such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 3.4    Bonus Pool Amount. At the Closing, Sellers shall deposit or cause to be deposited the Bonus Pool Amount in cash by wire transfer of immediately available funds with the Escrow Agent, to be held and distributed according to the Bonus Pool Escrow Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS AND THE PURCHASED ENTITIES
Except as set forth in the disclosure schedule delivered to Buyer by the Sellers (the “Sellers Disclosure Schedule”) (it being understood and agreed that disclosure of any item in any section or subsection of the Sellers Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Sellers Disclosure Schedule to which the relevance of the information in question is reasonably apparent on the face of such other section or subsection), the Sellers hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:
Section 4.1    Organization, Authority and Qualification. Each of the Sellers and each of the Purchased Entities (a) is duly incorporated or formed, as applicable, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of incorporation or formation, (b) has full power and authority to own or lease its properties and assets and carry on its business in the places where such properties are currently owned or leased or such businesses are currently conducted and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operating of its properties or assets or the conduct of its business requires such qualification. True, correct and complete copies of the certificate of incorporation or bylaws or other similar organizational documents of each of the Purchased Entities, each as amended as of the date hereof, have been made available to Buyer. Each of the Sellers has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers, the performance by each of the Sellers of their respective obligations hereunder and thereunder and the consummation by each of the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of the Sellers. This Agreement has been, and each of the Ancillary Agreements, when duly executed and delivered by the Sellers, will be (assuming due authorization, execution and delivery by Buyer), a legal, valid and binding obligation of each of the Sellers, enforceable against them in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.2    Capitalization; Subsidiaries.
(a)    Section 4.2(a) of the Sellers Disclosure Schedule sets forth the authorized, issued and outstanding equity interests of each of the Purchased Entities. The Interests have been duly authorized, validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar right. Except as set forth on Section 4.2(a) of the Sellers Disclosure Schedule, the Purchased Entities do not own, directly or indirectly, any subsidiaries and do not own, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other corporation, trust, partnership, joint venture or other entity.
(b)    The Interests constitute all of the issued and outstanding equity interests of the Purchased Entities. Upon delivery of the Interests to Buyer as contemplated in this Agreement, the title to such Interests will be transferred free and clear of all Liens, other than those imposed by federal or state securities Laws. There are (i) no outstanding options, warrants, rights, restricted stock units or similar rights in the Interests or other securities convertible into or exchangeable or exercisable for shares of capital stock (or applicable membership interests) of the Purchased Entities, (ii) no other commitments, arrangements, rights or other contractual obligations of the Sellers or their respective Affiliates issue or sell additional shares of capital stock (or applicable membership interests) of the Purchased Entities or to repurchase, redeem or otherwise acquire any Interests and (iii) no equity equivalents, restricted stock units, stock appreciation rights, phantom stock ownership interests or similar rights in the Purchased Entities. There are no voting agreements, stockholders agreements, management agreements, pledge agreements, buy-sell agreements, proxies or other similar agreements or understandings with respect to the Interests or which restrict or grant any right, preference or privilege with respect to the transfer of the Interests, and there are no options outstanding to acquire the Interests.
Section 4.3    No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers, and the consummation of the transactions contemplated hereby and thereby by the Sellers and the Purchased Entities, do not and shall not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Sellers or the Purchased Entities, (b) conflict with or violate in any material respect any Law or Governmental Order applicable to the Sellers, the Purchased Entities or the Purchased Assets, or (c) (i) except as set forth in Section 4.3(c) of the Sellers Disclosure Schedule, conflict with in any material respect, result in any material violation or breach of, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of, or result in, termination, modification, cancellation or acceleration of any material obligation or the loss of a material benefit under, any Material Contract to which any of the Sellers or the Purchased Entities is a party or (ii) result in the creation of any Lien (other than Permitted Liens) upon, or the loss or impairment of any rights of any of the Sellers or the Purchased Entities in, the

Purchased Assets or the Interests, except with respect to the foregoing clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Purchased Entities, the Purchased Assets or the Business.
Section 4.4    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers, and the consummation of the transactions contemplated hereby and thereby by the Sellers and the Purchased Entities, do not and shall not require any Consent of or action by any Governmental Authority, except (a) the requirements of the HSR Act and Other Antitrust Regulations, (b) as may be necessary as a result of any facts or circumstances relating solely to the Buyer or any of its Affiliates.
Section 4.5    Financial Statements; Undisclosed Liabilities; Guarantees.
(a)    Copies of the unaudited, carve-out income statements for the Business as of and for the years ended December 31, 2013 and December 31, 2014, and the unaudited, carve-out balance sheet for the Business as of September 30, 2015, and the related unaudited, carve-out income statements for the interim period then ended (collectively, the “Financial Statements”) are included in Section 4.5(a) of the Sellers Disclosure Schedule. The Financial Statements have been derived from the books and records of the Business and are consistent with and accurately reflect the books and records of the Business. Except as set forth in Section 4.5(a) of the Sellers Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial condition, assets, liabilities and results of the operations of the Business for the periods indicated.
(b)    There are no Liabilities of the Purchased Entities or the Business of a type required to be reflected on a balance sheet or the corresponding notes thereto prepared in accordance with GAAP, other than (a) Liabilities as and to the extent reflected or reserved against in the Financial Statements, (b) Liabilities incurred in the ordinary course of business since January 1, 2015 (except to the extent any such Liabilities arise from any breach or default under any Contract, breach of warranty, tort, infringement or violation of Law), and (c) Liabilities set forth in Section 4.5(b) of the Sellers Disclosure Schedule.
(c)    Section 4.5(c) of the Sellers Disclosure Schedule sets forth all of the Guarantees outstanding as of the date of this Agreement.
Section 4.6    Litigation. Except as set forth on Section 4.6 of the Sellers Disclosure Schedule, as of the date hereof, (a) no Action by or against the Sellers or the Purchased Entities is pending or, to the Knowledge of the Sellers, threatened, by or before any Governmental Authority or by any third party that relates to or arose out of the Purchased Assets or the Business and (b) none of the Purchased Entities, the Purchased Assets or the Business is subject to any Governmental Order, in each case, that would (x) reasonably be expected to be material to the Purchased Entities, the Purchased Assets or the Business or (y) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby.
Section 4.7    Properties.
(a)    Section 4.7(a) of the Sellers Disclosure Schedule sets forth all real property leased, subleased, ground leased or licensed by or to the Sellers (primarily related to the Business) or the Purchased Entities (the “Leased Real Property”) and each Lease pursuant to which such Seller or the Purchased Entity leases the Leased Real Property (the “Real Property Leases”). True, correct and complete copies of the Real Property Leases have been made available to Buyer.
(b)    Such Seller or Purchased Entity has a valid leasehold interest in the Leased Real Property. To the Knowledge of the Sellers, (i) each Real Property Lease is in full force and effect, and (ii) none of such Seller or Purchased Entity is in default of, and no other party is in default of, any of its obligations under such Real Property Lease, and there is no event or circumstance which with the giving of notice or passage of time, or both, would constitute a default thereunder.
(c)    None of the Purchased Entities owns any real property. The Leased Real Property constitutes all of the real estate assets, rights, properties and services necessary to operate its business in all material respects as it is currently conducted.
Section 4.8    Intellectual Property.
(a)    Section 4.8(a) of the Sellers Disclosure Schedule contains a complete and accurate list of the following Intellectual Property: (i) registrations of and applications to register Trademarks, (ii) issued patents and patent applications, (iii) registrations of and applications to register copyrights and (iv) domain name registrations, in each case included, in the Purchased Assets or owned by the Purchased Entities, identifying for each such item: (A) the owner (and record title holder if different and any other owners of rights, title or interest in such item); (B) the jurisdiction where issued, registered or filed and (C) the filing, issuance or registration dates, number and status thereof. As of the date hereof, the issuances, registrations and applications set forth on Section 4.8(a) of the Sellers Disclosure Schedule (x) are subsisting and, to the Knowledge of Sellers, valid and enforceable, (y) have been maintained effective by all requisite filings, renewals and payment and (z) are not subject to any proceeding (other than ex parte proceedings in the ordinary course of business) that is pending or, to the Knowledge of the Sellers, threatened, that challenges the legality, validity, enforceability, registration, use or ownership thereof.

(b)    A Seller or Purchased Entity owns all right, title and interest in and to (free and clear of Liens other than Permitted Liens) or otherwise has the valid right to use, all of the Intellectual Property included in the Purchased Assets, which, along with the rights to be provided under Section 6.5 and the services and assets to be provided under any Ancillary Agreement, constitute all of the Intellectual Property that is necessary for the conduct of the Business as currently conducted in all material respects; provided, however, for avoidance of doubt, the foregoing and the representation shall not be deemed to constitute a representation or warranty with respect to infringement, dilution, misappropriation or other violation of any Intellectual Property right of any third party, which is addressed below in Section 4.8(c).
(c)    To the Knowledge of the Sellers, the conduct of the Business does not infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property right of any third party. There are no Actions of such infringement, dilution, misappropriation or other violation pending as of the date of this Agreement before any Governmental Authority or, to the Knowledge of the Sellers, threatened in writing, and no Seller or Purchased Entity has received any written notice of any such claim since January 1, 2013 through the date of this Agreement. To the Knowledge of the Sellers, as of the date of this Agreement, no third party is infringing upon, diluting, misappropriating or otherwise violating any Intellectual Property included in the Purchased Assets or owned by the Purchased Entities, and no Seller or Purchased Entity has given any written notice of any such claim to any third party since January 1, 2013 through the date of this Agreement.
(d)    The Sellers and their Affiliates have taken commercially reasonable steps to protect and preserve the confidentiality of all of the trade secrets and other material confidential proprietary information included in the Purchased Assets.
(e)    The IT Assets included in the Purchased Assets (i) operate in all material respects in accordance with their documentation and functional specifications and otherwise as required and have not materially malfunctioned or failed within the three (3) years prior to the date hereof in a manner that has not been remedied and addressed, (ii) are, when taken together with the services and assets to be provided under any Ancillary Agreement, sufficient in all material respects for conduct of the Businesses as currently conducted, and (iii) to the Knowledge of the Sellers, do not contain any self-help, unauthorized or malicious code. The Sellers and their Affiliates have implemented commercially reasonable measures to protect the confidentiality and security of the IT Assets included in the Purchased Assets (and all information stored or contained therein or transmitted thereby) with respect to unauthorized use, access, interruption, modification or corruption. The Sellers and their Affiliates have implemented commercially reasonable data backup, data storage and disaster avoidance and recovery procedures with respect to the IT Assets included in the Purchased Assets.

(f)    The Sellers and their Affiliates have been and are currently operating the Business in compliance, in all material respects, with all applicable Information Privacy and Security Laws, and, to the Knowledge of the Sellers, no equityholder, officer, or director of the Sellers or any of their Affiliates, has engaged in any act on behalf of such entity with respect to the Business that violates, in any material respect, any Information Privacy and Security Laws. As of the date of this Agreement, neither the Sellers nor any of their Affiliates has received any written notice from any Governmental Authority of any violation of any Information Privacy and Security Laws relating to the Business. The Sellers and their Affiliates have established and maintain commercially reasonable data and information security programs and privacy policies relating to the Business. The Sellers and their Affiliates have at all times complied in all material respects with all rules, policies and procedures established by and binding on the Sellers and their Affiliates from time to time with respect to privacy, data security, or collection and use of Personal Information gathered or accessed in the course of the operations of the Business. To the Knowledge of the Sellers, neither the Sellers nor any of their Affiliates has made or suffered any unauthorized acquisition, access, use or disclosure of any Personal Information relating to the Business that, individually or in the aggregate, compromises the security or privacy of such Personal Information in a manner that would trigger a notification or reporting requirement under any Information Privacy and Security Laws. Neither the Sellers nor any of their Affiliates has notified, either voluntarily or as required by Law, any affected individual, any Governmental Authority, or the media, of any breach of Personal Information relating to the Business, and, as of the date of this Agreement, neither the Sellers nor any of their Affiliates is planning to conduct any such notification.
(g)    None of the Software owned or developed by the Sellers or their Affiliates and included in the Purchased Assets (the “Proprietary Software”) which is distributed to any third party incorporates or is comprised of or distributed with any Publicly Available Software that (i) requires the distribution of source code in connection with the distribution of such Software in object code form; (ii) materially limits the freedom to seek full compensation in connection with marketing, licensing and distributing such applications to other third parties; or (iii) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the Software by its terms and not by operation of law. With respect to each item of Proprietary Software, the Purchased Assets are or at Closing will be in actual possession and control of the applicable source code, object code, code writes, notes, documentation, programmers’ notes, source code annotations, user manuals and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Software, subject to any licenses granted to third parties therein. Neither the Sellers nor any of their Affiliates (including the Purchased Entities) has disclosed to any third party or escrowed, or agreed to disclose to any third party or escrow, any material source code of such Software.
Section 4.9    Contracts.

(a)    Section 4.9(a) of the Sellers Disclosure Schedule lists all Contracts, as of the date of this Agreement, of the Sellers (primarily related to the Business) or of the Purchased Entities, that constitute the following (collectively, the “Material Contracts”):
(i)    Leases for Tangible Personal Property which require lease payments in excess of $250,000 in any twelve (12)-month period;
(ii)    any Contract with any customer under which revenues were received by such Seller or Purchased Entity of $500,000 or more during the current fiscal year to date on an annualized basis;
(iii)    any Contract with any vendor under which payments were made by such Seller or Purchased Entity of $250,000 or more during the current fiscal year to date on an annualized basis;
(iv)    any Contract that is an Intellectual Property license to or from the Business, other than Contracts with respect to generally available software or hardware with annual or one-time license, maintenance, support and other fees of $50,000 or less;
(v)    any other Contracts that obligate such Seller or Purchased Entity to pay an amount in excess of $500,000 in any twelve (12)-month period;
(vi)    any Contract containing a covenant not to compete that impairs the ability to freely conduct the Business in any geographic area or any line of business;
(vii)    any Contract with (A) a top twenty five (25) customer for the current fiscal year to date on an annualized basis pursuant to which services are provided for a maximum fee pursuant to any cap or similar provision; and (B) a top ten (10) customer for the current fiscal year to date on an annualized basis pursuant to which “most favored nation” status (or similar status) is granted to a third party (whether in respect of pricing or otherwise);
(viii)    any joint venture, partnership or similar arrangement, including any Contract to share profits or losses;
(ix)    any Contract containing any obligation, such as a put or similar right, which could require the purchasing, redemption, or other acquisition of any equity securities of a third party;
(x)    any Contract that provides for (A) the acquisition or disposition of any business, line of business, division or equity interests of any third party (whether by merger, sale of stock, sale of assets or otherwise) that closed following January 1, 2010 and for which the aggregate consideration under such Contract is in excess of $5,000,000 or (B) the acquisition or disposition of any business, line of business, division or equity interests of any third party (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any party thereto will have an obligation with respect to an “earn-out,” contingent purchase price, or similar contingent payment obligation or indemnification obligations (but excluding indemnification obligations relating to retained liabilities);
(xi)    any Contract with any Governmental Authority and any written bids, proposals or other offers that could result in such a Contract;
(xii)    any employment or consulting Contract with any Business Employee that (A) is not terminable at-will (or upon ninety (90) days or less notice) or (B) in any circumstance requires payment of severance or other termination payment or benefit in connection with termination of employment, except where such payment or benefit is required under applicable Law;
(xiii)    any collective bargaining, works council or other labor union Contract or arrangement; and
(xiv)    any outstanding written commitment to enter into any Contract of the type described in Section 4.9(a)(i) through Section 4.9(a)(xiii).
(b)    Such Seller or Purchased Entity and, to the Knowledge of the Sellers, each of the other parties thereto, has performed all obligations required to be performed by it to date under the applicable Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. A true, correct and complete copy of each Material Contract has been provided or made available to Buyer and each such Material Contract is a valid, legal and binding obligation of such Seller or Purchased Entity and, to the Knowledge of the Sellers, each of the other parties thereto, and is in full force and effect.
Section 4.10    Title to Assets. The Sellers have good and valid title (and in the case of the Leased Real Property, valid leasehold interests therein) to the Purchased Assets, free and clear of all Liens other than Permitted Liens. All assignments and other instruments executed by the Sellers and delivered to Buyer at Closing effectively vest in Buyer good, valid and marketable title to, and ownership of or a valid leasehold or license interest in, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.
Section 4.11    Sufficiency of Assets. Except as set forth on Section 4.11 of the Sellers Disclosure Schedule, the Purchased Assets and the assets, properties and rights of the Purchased Entities, together with the services to be provided under the Transition Services Agreement as of the Closing Date and the services and assets to be provided under any other Ancillary Agreement, constitute all of the assets, properties and rights necessary to operate the Business in all material respects in the manner as it is now being conducted by the Sellers and their Affiliates (including the Purchased Entities). The Purchased Assets and the assets, properties and rights of the Purchased Entities currently being used by the Sellers or their Affiliates (including the Purchased Entities) on the date hereof are in good working order, reasonable wear and tear excepted, and are suitable for the use for which they are intended.
Section 4.12    Compliance with Law; Permits.
(a)    The Sellers and their Affiliates (including the Purchased Entities) are, and during the last three (3) years have been, in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or, with respect to the Sellers, the ownership or use of the Purchased Assets; provided, however, that this Section 4.12 does not apply with respect to Intellectual Property, Environmental Laws, labor, employee benefits matters, Taxes or unlawful payments, which are exclusively the subject of the representations and warranties in Section 4.8 (Intellectual Property), Section 4.13 (Environmental Matters), Section 4.14 (Labor), Section 4.15 (Employee Benefit Matters), Section 4.16 (Taxes) and Section 4.19 (No Unlawful Payments), respectively.
(b)    The Sellers and their Affiliates (including the Purchased Entities) hold all material Permits required to conduct the Business (collectively, the “Material Permits”) and are, and during the past three (3) years have been, in material compliance with the terms of all such Material Permits. Each Material Permit is valid and in full force and effect, there are no Actions pending or, to the Knowledge of the Sellers, threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification of any such Material Permit and no such Material Permits are subject to any material order, unsatisfied judgment, suspension, writ, injunction, probation or decree.
Section 4.13    Environmental Matters. To the Knowledge of the Sellers, the Sellers and their Affiliates (primarily related to the Business) and the Purchased Entities (i) have obtained all material Environmental Permits which are required under applicable Environmental Laws for the conduct of the Business and (ii) are in compliance in all material respects with all applicable Environmental Laws and with the terms and conditions of such Environmental Permits.
Section 4.14    Labor. Each Seller and Purchased Entity is, with respect to the Business Employees, in material compliance with all Laws respecting employment and employment practices, terms and conditions of employment, workers compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, worker classification, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, immigration, employee leave issues and unemployment insurance and related matters (collectively, the “Employment Laws”). None of the Sellers (primarily related to the Business) or the Purchased Entities (i) is liable for the payment of any material Taxes, fines, penalties or other amount, however designated, for failure to comply with any of the Employment Laws, (ii) has any direct or indirect material Liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt or with respect to any employee leased from another employer, or (iii) is party to any collective bargaining agreement. Within the twelve (12) months prior to the date hereof, no Seller or Purchased Entity has implemented any plant closing or layoff of individuals employed by the Business in material violation of the United States Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder, or any similar applicable non-United States, state or local law (collectively, the “WARN Act”).  No Seller or Purchased Entity has incurred any material Liability under the WARN Act that remains unsatisfied as of the Closing Date.  The Sellers have delivered to Buyer a true and complete list of layoffs, by location, implemented by Seller in the ninety (90)-day period preceding the Closing Date at any Seller location employing any individuals employed by the Business. To the Knowledge of the Sellers, no employee or former employee has transferred to a U.K. Company under the U.K. Transfer of Undertakings (Protection of Employment) Regulations 2006 who at any time prior to the transfer was a member of a defined benefit occupational pension plan.
Section 4.15    Employee Benefit Matters.
(a)    Section 4.15(a) of the Sellers Disclosure Schedule contains a true and complete list of each material (i) pension, retirement, savings, profit-sharing, stock bonus, stock purchase, stock option, restricted stock or other equity-based compensation, deferred compensation, bonus or other incentive compensation, equity compensation plan, program, policy, agreement, contract, arrangement or fund, including each pension plan, fund or program within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) medical, dental, hospitalization, supplemental unemployment benefits, life insurance or other welfare plan, program, policy, agreement, contract, arrangement or fund, including each welfare plan, fund or program within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), and (iii) employment, termination, severance, change in control, retention or similar plan, program, policy, agreement, contract or arrangement and each other material employee benefit plan, program, policy, agreement, contract, arrangement or fund, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Sellers or the Purchased Entities for the benefit of the Business Employees (each plan, program, policy, agreement, contract, arrangement or fund set forth in Section 4.15(a) of the Sellers Disclosure Schedule, an “Employee Benefit Plan”). None of the Employee Benefit Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, none of the Purchased Entities, nor any other entity which, together with any Purchased Entity, would be treated as a single employer under Section 414 of the Code, has or had, with the past six (6) years, any direct or indirect Liability, whether actual or contingent, under Title IV of ERISA, and none of the Employee Benefit Plans provides post-termination or retiree health or welfare benefits (other than those required by Section 4980B of the Code).
(b)    Each Employee Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.
(c)     Each Employee Benefit Plan that is maintained outside the jurisdiction of the United States, or covers any Business Employee residing or working outside the United States (each, a “Foreign Benefit Plan”) is set forth on Section 4.15(c) of the Sellers Disclosure Schedule. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been established, operated and administered in all material respects in compliance with its terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality, (ii) to the extent it is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment, (iii) to the extent intended to be funded and/or book-reserved, such Foreign Benefit Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) other than with respect to routine claims for benefits in the ordinary course, no material Liability or obligation of any Purchased Entity exists or could reasonably be expected to be imposed on Buyer by reason of such Foreign Benefit Plan. To the Knowledge of the Sellers, no Purchased Entity is or has at any time been the “employer” or “connected” with or an “associate” of the “employer” (as those terms are defined in the U.K. Pensions Act 2004) in relation to any UK defined benefit pension plan.
(d)    Except as set forth on Section 4.15(d) of the Sellers Disclosure Schedule, no Business Employee will become entitled to receive any bonus or retention, change in control, severance or similar payment or the acceleration or enhancement of any payment or benefit of any kind as a result of the execution and delivery of this Agreement, shareholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event. No payment or benefit made or provided in connection with the transactions contemplated by this Agreement, either alone or in combination with any other event, will not be deductible pursuant to Section 280G of the Code and no Employee Benefit Plan provides for a gross-up or similar payment or benefit in respect of any Tax under Section 4999 of the Code.

Section 4.16    Taxes.
(a)    All material Tax Returns with respect to the Sellers or any of their Affiliates (with respect to the Business), the Purchased Assets and the Purchased Entities have been timely filed (taking into account applicable extensions), and all material amounts of Taxes for which the Sellers or any of their Affiliates are liable with respect to the Business and the Purchased Assets or for which any Purchased Entity is liable have been timely paid.
(b)    No Seller, nor any Affiliate of any Seller (including, prior to the Closing, any Purchased Entity), has received within the past five (5) years prior to the date hereof any written notice of any Actions relating to a material amount of Taxes with respect to the Business, the Purchased Assets or the Purchased Entities. No written claim has been made by a Tax Authority in a jurisdiction where the Sellers or any of their Affiliates (with respect to the Business or the Purchased Assets) or the Purchased Entities do not file a Tax Return, that any Seller or any of its Affiliates (with respect to the Business or the Purchased Assets) or the Purchased Entities, as the case may be, is subject to Tax in such jurisdiction that would be covered by such Tax Return.
(c)    There are no Liens for Taxes against the Purchased Assets, the Interests or the assets of any Purchased Entity, other than Permitted Liens.
(d)    There are no agreements extending the period for assessment or collection of any material Taxes with respect to the Business, the Purchased Assets or the Purchased Entities that have been entered into with any Tax Authority, which agreements have not since expired.
(e)    None of the Purchased Assets or the assets of any Purchased Entity (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code or (iii) secures any debt, the interest of which is tax-exempt under Section 103(a) of the Code.
(f)    None of the Purchased Entities or, with respect to the Business or the Purchased Assets, the Sellers or any of their Affiliates are a party to a Tax sharing, Tax allocation or similar arrangement (including indemnity arrangements), other than pursuant to customary provisions in agreements entered into the ordinary course of business, the principal subject of which is not Taxes.
(g)    The Sellers and their Affiliates (with respect to the Business and the Purchased Assets) and the Purchased Entities have withheld from its employees, customers, independent contractors, creditors, members and any other applicable payee, and timely paid to the appropriate Tax Authority, all material amounts of Taxes required to be withheld and paid in compliance with all Tax withholding provisions of applicable Law.
(h)    No Purchased Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code within the period described in Section 897(c)(1)(A)(ii) of the Code.
(i)    No Purchased Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) change in accounting method for a taxable period (or portion thereof) ending on or before the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or similar provision of state, local or foreign Tax Law) or other written agreement with a Governmental Authority relating to Taxes, in each case, executed on or before the Closing Date; (iii) installment sale or open transaction that occurred on or before the Closing Date; (iv) prepaid amount received on or before the Closing Date; (v) long-term contract method of accounting; or (vi) election under Section 108(i) of the Code.
(j)    None of the Purchased Entities has distributed stock of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the two (2) years prior to the Closing Date.
(k)    None of the Purchased Entities has at any time been a member of any affiliated, consolidated, combined, unitary or other group for Tax purposes (other than such a group the common parent of which is Huron).
(l)    Except as set forth on Section 4.16(l) of the Sellers Disclosure Schedule, (i) at all times since formation, each of the Purchased Entities have been (and through the Closing Date will be) properly classified and treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes, and (ii) no Sellers, nor any Affiliate or Seller (including, prior to the Closing, any Purchased Entity) has made any affirmative entity classification elections under Treasury Regulation Section 301.7701-3 for any Purchased Entity.
(m)    No Purchased Entity that is organized under the Laws of a country other than the United States (each, a “Foreign Purchased Entity”) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (ii) has elected under Section 897(i) of the Code to be treated as a domestic corporation.
(n)    No Foreign Purchased Entity has an investment in U.S. property within the meaning of Section 956 of the Code.

(o)    Neither any Seller or any of its Affiliates (with respect to the Business or the Purchased Assets) nor any Purchased Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(p)    The representations and warranties set forth in this Section 4.16 shall constitute Sellers’ only representations with respect to Taxes and Tax Returns.
Section 4.17    Absence of Changes.
(a)    Since January 1, 2015 through the date of this Agreement, there has not occurred any Material Adverse Effect.
(b)    Since January 1, 2015 through the date of this Agreement, except as set forth on Section 4.17(b) of the Sellers Disclosure Schedule, the Sellers and their Affiliates (primarily related to the Business) and the Purchased Entities (i) have conducted the Business in the ordinary course of business and (ii) have not taken any action that, if taken following the date hereof, would require Buyer’s consent pursuant to Section 6.1(f)(ii), (iii) or (iv), Section 6.1(h), Section 6.1(i), Section 6.1(m), Section 6.1(o), Section 6.1(p) or Section 6.1(u) (as it relates to the foregoing).
Section 4.18    Affiliate Transactions. Section 4.18 of the Sellers Disclosure Schedule lists each Contract between or among any Purchased Entity, on the one hand, and (i) Sellers or their Affiliates (other than any Purchased Entity) or (ii) any officer or director of Sellers or their Affiliates, on the other hand (“Affiliate Contracts”).
Section 4.19    No Unlawful Payments. None of the Sellers or their Affiliates (primarily related to the Business) or the Purchased Entities, or any of their respective directors or officers, or, to the Knowledge of the Sellers, any employees, agents or other Persons acting on behalf of the Purchased Entities or the Business has, since January 1, 2014 through the date of this Agreement: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any law or regulation of similar purpose and scope; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
Section 4.20    Insurance. Section 4.20 of the Sellers Disclosure Schedule sets forth a true, correct and complete list of all material policies, binders, bonds and other forms or programs of insurance (including any self-insurance arrangements) maintained by the Sellers or any of their Affiliates (including the Purchased Entities), in each case providing coverage in respect of the Purchased Assets, the Purchased Entities or any aspect of the Business

(collectively, the “Insurance Arrangements”). Neither the Sellers nor any of their Affiliates (including the Purchased Entities) is in breach or default (including any such breach or default with respect to the giving of notice) and, to the Knowledge of the Sellers, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any of the Insurance Arrangements.
Section 4.21    Customers and Suppliers. Section 4.21 of the Sellers Disclosure Schedule sets forth a true, complete and correct list of (a) the top twenty (20) customers of each of the information governance, law department management and discovery and litigation management segments of the Business and (b) top twenty (20) suppliers or service providers of the Business, as measured by revenue, in the case of customers, and expenditure, in the case of suppliers or service providers, for the fiscal year ended December 31, 2014, or in the case of new customers signed since January 1, 2015, for the current fiscal year to date on an annualized basis (including a breakdown of revenue or expenditures attributable to each such customer, supplier or service provider by Contract or otherwise). Since January 1, 2015 through the date of this Agreement, no such customer, supplier or service provider has stated in a written communication or, to the Knowledge of the Sellers, an oral communication that any such customer, supplier or service provider intends to terminate its relationship with the Business, other than (i) in the ordinary course of business, including the normal cessation of projects or (ii) in accordance with the terms of the Contract with such customer, supplier or service provider.
Section 4.22    Brokers. The Sellers shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or the Purchased Entities.
Section 4.23    Disclaimer. Except as set forth in this Agreement (including the Sellers Disclosure Schedule) or in any of the Ancillary Agreements, none of the Sellers, the Purchased Entities, their respective Affiliates or any of their respective officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity, in respect of the Sellers, the Purchased Entities, their respective Affiliates or the Business. Any such other representation or warranty is hereby expressly disclaimed. Except to the extent specifically set forth in this Agreement (including the Sellers Disclosure Schedule) or in any of the Ancillary Agreements, the Sellers are selling, assigning and transferring the Purchased Assets and the Interests to Buyer on an “AS IS” basis.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as of the date of this Agreement and as of the Closing Date as follows:
Section 5.1    Organization, Authority and Qualification. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and each of the Ancillary Agreements, when duly executed and delivered by Buyer, will be (assuming due authorization, execution and delivery by Sellers), a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
Section 5.2    No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and shall not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or its respective assets, properties or businesses, or (c) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of, or result in, termination, cancellation or acceleration of any obligation or the loss of a benefit under, any Contract to which Buyer is a party, or result in the creation of any Lien (other than Permitted Liens) upon the properties or other assets of Buyer, except, in the case of clauses (b) and (c), as would not materially affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.
Section 5.3    Governmental Consents and Approvals. No material Consent of, action by, filing with or notification to any Governmental Authority is required for the consummation by Buyer of the transactions contemplated hereby or by the Ancillary Agreements.
Section 5.4    Litigation. As of the date of this Agreement, no Action by or against Buyer is pending or, to the knowledge of Buyer, threatened in writing, challenging the legality,

validity or enforceability of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
Section 5.5    Brokers. Buyer shall be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
Section 5.6    Availability of Funds. As of the date of this Agreement, Buyer has access to debt and equity funds in a quantity sufficient to pay to the Sellers the Purchase Price and to perform all of Buyer’s obligations pursuant to, and to consummate the transactions contemplated by, this Agreement and each of the Ancillary Agreements to which it is a party, and at the Closing, Buyer will have such funds. Buyer has furnished to the Sellers written evidence thereof. Buyer has the ability to perform the contractual obligations and performance required under the terms of this Agreement and each of the Ancillary Agreements.
Section 5.7    Compliance with Law. Neither Buyer nor any of its Affiliates is in violation of any Laws or Governmental Orders applicable to it or its assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the Closing.
Section 5.8    Investigation. Buyer acknowledges and agrees that (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in this Agreement (including the Sellers Disclosure Schedule) or any of the Ancillary Agreements and (ii) neither the Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, the Purchased Assets, the Interests or this Agreement, except as expressly set forth in this Agreement (including the Sellers Disclosure Schedule) or any of the Ancillary Agreements.
ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS
Section 6.1    Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 12.1), except (i) as provided in Section 6.1 of the Sellers Disclosure Schedule, (ii) as expressly permitted by this Agreement or (iii) as otherwise waived or consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Sellers shall (and shall cause the Purchased Entities to):

(a)    carry on the Business in the ordinary course of business consistent with past practice;
(b)    continue to maintain, service and protect the Purchased Assets on a basis consistent with past practice;
(c)    use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of the Sellers and the Purchased Entities with their respective customers, vendors, suppliers, creditors, agents, landlords, equipment lessors, service providers, employees and others having business relations with the Business;
(d)    pay all accounts payable and other current obligations of the Sellers (primarily related to the Business) and the Purchased Entities when they become due and payable in the ordinary course of business consistent with past practice, except for accounts payable or other obligations that are the subject of a good faith dispute and the amounts of which are not material to the Business;
(e)    continue to maintain the Books, Records and Files of the Sellers primarily related to the Business;
(f)    not (i) enter into any employment, severance, termination, retention, change in control, sale bonus or other similar agreement or arrangement with any Business Employee, (ii) adopt any new, material employee benefit plan or arrangement covering exclusively any Business Employees, (iii) amend or modify any existing Employee Benefit Plan for the benefit of the Business Employees, or (iv) otherwise increase the compensation or benefits of any Business Employees except, in each case, as required by Law or the terms of any existing Employee Benefit Plan, as applicable, or other than non-material increases in the compensation of non-management employees made in the ordinary course of business consistent with past practice;
(g)    not (i) enter into, extend, amend, renew, request, agree to or otherwise offer or propose to any counterparty any material change in or waiver under any Material Contract or other obligation that would be a Material Contract or (ii) enter into any new Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement, except, in each case, in the ordinary course of business consistent with past practice, provided that (A) the Sellers shall provide Buyer with prior written notice of any such action and (B) Buyer’s prior written consent shall be required for any new Contract that would have been a Material Contract pursuant to Section 4.9(a)(ii) or Section 4.9(a)(iii) if it had been entered into prior to the date of this Agreement;

(h)    not reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, the Interests or shares of capital stock of any of the Purchased Entities;
(i)    not grant any Lien (other than a Permitted Lien) on any material asset or property of the Purchased Entities or the Business;
(j)    with respect to any Purchased Entity or the Business, issue any note, bond or other debt security, or create, incur, assume or guarantee any Indebtedness or any capitalized lease obligation (including intercompany Indebtedness among the Purchased Entities or between the Purchased Entities and the Sellers or any of their Affiliates (other than the Purchased Entities)), in each case, other than current liabilities for working capital purposes and letters of credit or surety bonds issued in the ordinary course of business in connection with customer contracts;
(k)    not (other than in the ordinary course of business consistent with past practice) sell, assign, transfer, license, lease, sublease or otherwise dispose of any asset of the Purchased Entities or the Business;
(l)    with respect to any Purchased Entity, not declare, set aside or pay any dividend or other distribution payable in stock or property with respect to its equity;
(m)    with respect to any Purchased Entity or the Business, not (other than in the ordinary course of business consistent with past practice) make any capital expenditure or commitments therefor, in excess of $500,000;
(n)    with respect to any Purchased Entity or the Business, not acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit, which acquisition is material to the Business, taken as a whole;
(o)    other than as required by GAAP or applicable Law, write off, forgive, waive or otherwise cancel, in whole or in part, any obligation owed to the Sellers or the Purchased Entities;
(p)    not change any financial or accounting methods, policies or practices of the Sellers with respect to the Business or the Purchased Entities, except as required by a change in GAAP or applicable Law;
(q)    not (i) make, revoke or change any material Tax election of the Sellers or the Purchased Entities, (ii) file any material amended Tax Return, (iii) change any annual Tax accounting period or method of Tax accounting, (iv) enter into any agreement in respect of a material amount of Taxes with any Governmental Authority, including the settlement or compromise of any Tax claim, or (v) consent to any extension or waiver of the limitation period applicable to any material Tax claim, in each case, primarily related to the Business or with respect to the Purchased Entities;
(r)    not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting the Purchased Entities or the Business other than settlements or compromises (A) that do not impose future restrictions or requirements on the Purchased Entities or the Business (or any of their respective assets or properties) or (B) where the amount of such settlement or compromise does not exceed $100,000;
(s)    with respect to any Purchased Entity or the Business, not make any loan or advance (other than loans and advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (which in any instance are not material), any other Person (other than investments in, and capital contributions to the Purchased Entities);
(t)    not (i) amend the articles of incorporation, bylaws or other charter documents of the Purchased Entities or (ii) issue, sell or dispose of any Interests or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Interests; or
(u)    agree or commit in writing to do any of the foregoing.
Section 6.2    Access to Information; Confidentiality.
(a)    From the date of this Agreement until the Closing Date, to the extent permitted by applicable Law, upon reasonable notice, the Sellers shall: (i) afford Buyer and its authorized representatives reasonable access to the properties and Books, Records and Files of the Business and (ii) furnish to the officers, directors, employees, and authorized representatives of Buyer such additional financial and operating data and other information regarding the Business (or copies thereof) as Buyer may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be scheduled and coordinated and shall be conducted at Buyer’s expense, during normal business hours, under the supervision of the Sellers’ or their Affiliates’ personnel and in such a manner as not to interfere with the normal operations of the Business or any of the Excluded Businesses. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to Buyer if the Sellers reasonably and in good faith determine that such disclosure would (x) cause competitive harm to the Business or any of the Excluded Businesses if the transactions contemplated hereby are not consummated, (y) jeopardize any attorney-client or other legal privilege or (z) contravene any fiduciary duty or binding agreement entered into prior to the date hereof.
(b)    The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Buyer under this Section 6.2(b) shall terminate; provided, however, that from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, the Parties shall, and shall cause their respective officers, directors, employees, authorized representatives and Affiliates to, refrain from using for any purpose, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the Parties regarding this Agreement and the transactions contemplated hereby and all confidential information relating to (i) the Sellers and the Excluded Businesses (in the case of Buyer and its respective officers, directors, employees, authorized representatives and Affiliates) and (ii) Buyer, the Purchased Entities and the Business (in the case of the Sellers and their respective officers, directors, employees, authorized representatives and Affiliates); provided, further, that Huron may, without the consent of Buyer, communicate with its shareholders and lenders, respond to inquiries, issue releases and make such disclosures as it considers reasonably necessary and appropriate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.
(c)    Each Party acknowledges and agrees that any Information (as such term is defined in the Confidentiality Agreement) provided to the other Party or its Affiliates pursuant to Section 6.2(a) or otherwise by or on behalf of the providing Party or any officer, director, employee or authorized representative of such Party shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 6.3    Regulatory and Other Authorizations; Notices and Consents.
(a)    Upon the terms and conditions hereof each of the Parties shall, and shall cause its controlled Affiliates to, use its commercially reasonable efforts to obtain as promptly as practicable all material Consents of any Governmental Authority required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, by (i) filing, or causing to be filed, any Notification and Report Form and related material required under the HSR Act as soon as reasonably practicable after the date of this Agreement but, in any event, unless specifically agreed otherwise by the Sellers and Buyer, no later than ten (10) calendar days after the date of this Agreement, and by using its commercially reasonable efforts to be able to certify, and to certify, as soon as reasonably practicable, its substantial compliance with any such requests for additional information or documentary material that may be made under the HSR Act, unless the Sellers and Buyer mutually determine that it is reasonable under the circumstances not to comply substantially with any requests for additional information and documentary material under the HSR Act and furnishing, or causing to be furnished, to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and keeping the other Parties reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Authority in connection with the transactions contemplated by this Agreement and the material communications between such Party and such Governmental Authority; (ii) not acquiring or agreeing to acquire (and not permitting any controlled Affiliate to acquire or agree to acquire) any business, Person or division thereof, or otherwise acquiring or agreeing to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement and (iii) generally taking, or causing to be taken, all other actions necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, and in any event no later than the Termination Date; provided, however, that in no case shall the Parties be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such Consent (other than normal filing fees that are imposed by Law).
(b)    Each of the Sellers and Buyer shall, without limitation: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement; (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Authority; (iii) not participate in any meeting or have any communication with any such Governmental Authority unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, give the other Party the opportunity to attend and participate therein; and (iv) furnish the other Party with copies of all filings and communications between it (or its advisors) and any such Governmental Authority with respect to the transactions contemplated by this Agreement.
Section 6.4    Books, Records and Files. Buyer and the Sellers agree that the Sellers may maintain copies of any Books, Records and Files that are included in the Purchased Assets and the Purchased Entities. Buyer agrees to retain and maintain such Books, Records and Files related to the Purchased Assets and the Purchased Entities for a period of at least seven (7) years after Closing (plus any additional time during which Buyer has been advised by the Sellers that (i) there is an ongoing Tax audit with respect to periods prior to the Closing or (ii) any such period is otherwise open to assessment; provided that only such Books, Records and Files related to the appropriate Tax audit or period as advised by the Sellers shall be subject to such time extension). During such period, Buyer agrees to give the Sellers and their representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files delivered to Buyer hereunder, and the Sellers agree to give Buyer and its representatives reasonable cooperation, access and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Books, Records and Files relating to the Business and retained by Sellers, in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax Returns and financial statements and the management and handling of Tax audits; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of Buyer or the Sellers or their respective Affiliates.
Section 6.5    Intellectual Property Matters.
(a)    As soon as practicable and in no event later than ten (10) Business Days after the Closing Date, Buyer shall cause each of the Purchased Entities to amend its organizational documents, and any trade names, D/B/As or the like, to change its corporate names and trade names to corporate names and trade names that do not include any Excluded Names or any Trademark confusingly similar thereto. Following the Closing, Buyer shall cause the Purchased Entities to (i) no later than three (3) months following the Closing Date, cease to make any use of or to authorize any third party to make any use of any Excluded Names or any Trademarks confusingly similar thereto (except as permitted by this Section 6.5(a)) and (ii) no later than twelve (12) months following the Closing Date, to remove, strike over, or otherwise obliterate all Excluded Names from all existing assets and other existing materials of the Purchased Entities, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems (provided that following the three (3) month anniversary of the Closing Date, Buyer shall not create any new assets or materials using the Excluded Names (except as permitted by this Section 6.5(a)).  Any use by the Purchased Entities of any of the Excluded Names as permitted in this Section 6.5 is subject to their use of the Excluded Names in a form and manner, and with standards of quality, of that in effect for the Excluded Names as of the Closing Date. Notwithstanding anything to the contrary in this Section 6.5(a), Buyer shall not be in violation of this Section 6.5(a) by reason of: (x) the appearance of the Excluded Names in or on any written materials or assets of the Purchased Entities or the Business that are used for internal purposes only (provided that Buyer uses commercially reasonable efforts to remove such appearances of the Excluded Names); (y) the appearance of the Excluded Names in or on any third party’s publications, marketing materials, brochures, instruction sheets, equipment or products that the Sellers or any of their Affiliates distributed in the ordinary course of business consistent with past practice or pursuant to a Contract prior to the Closing, and that generally are in the public domain, or any other similar uses by any such third party over which Buyer and the Purchased Entities have no control; or (z) the non-prominent use by Buyer or any of its Affiliates of the Excluded Names in an accurate and non-trademark manner solely for purposes of conveying to customers or the general public that ownership of the Purchased Entities or the Business has changed.
(b)    During the two (2) year period following the Closing Date, if (i) Buyer identifies in writing to the Sellers any Intellectual Property (excluding Trademarks) owned by the Sellers and their Affiliates that was used in and necessary for the conduct of the Business as of the Closing and was not included in the Purchased Assets, owned by the Purchased Entities or provided to the Purchased Entities under the Transition Services Agreement, or (ii) the Sellers identify in writing to Buyer any Intellectual Property (excluding Trademarks) included in the Purchased Assets or owned by the Purchased Entities that was used in and necessary for the conduct of the Excluded Businesses as of the Closing, then the Party receiving such notice shall use commercially reasonable efforts to grant to the other Party a perpetual, royalty-free, sublicenseable license to use such Intellectual Property in the conduct of the Business (with respect to Buyer, if Buyer so requests such license) or the Excluded Businesses (with respect to the Sellers, if the Sellers so request such license). Notwithstanding anything to the contrary, Buyer and the Sellers agree that, unless otherwise required by applicable Law, (x) the rights under any license with respect to any Intellectual Property described in clause (i) of this Section 6.5(b) shall be treated as a Purchased Asset under this Agreement, (y) the Purchased Asset relating to any license described in clause (ii) of this Section 6.5(b) shall be treated as having been purchased by Buyer and sold by the applicable Seller on the Closing Date subject to such license and (z) neither any Party nor any of its Affiliates shall take any position inconsistent with the treatment described in this sentence.
Section 6.6    R&W Insurance. Buyer shall use its reasonable best efforts to purchase the R&W Insurance Policy, and shall be responsible for the premium and for all other costs of procuring the R&W Insurance Policy. The Sellers shall undertake commercially reasonable efforts to assist Buyer in obtaining the R&W Insurance Policy, except that the Sellers (prior to or following the Closing) shall not be required to incur any expenses associated therewith.
Section 6.7    Bulk Sales Law. The Buyer hereby waives compliance by the Sellers or the Purchased Entities or any of their respective Affiliates with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets and the Interests to the Buyer.
Section 6.8    Publicity. The Parties shall not (and shall cause their respective Affiliates not to) issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated by this Agreement, including the Purchase Price, except as required by Law or the rules of any stock exchange (in which case the Party will, to the extent practicable under the circumstances, provide the other Party with reasonable prior notice and a reasonable opportunity to review in advance and comment on the disclosure); provided that nothing in this Section 6.8 shall prohibit the Parties from making disclosures to their respective professional advisors, auditors, financing sources, prospective financing sources, Affiliates, funds and other investment entities managed by such Party or its Affiliates or limited partners or investors in any fund or investment entity managed by such part or its Affiliates; provided, further, that Huron may, without the consent of Buyer, communicate with its shareholders and lenders, respond to inquiries, issue releases and make such disclosures as it considers reasonably necessary and appropriate.
Section 6.9    Disclosure Schedule Updates. From time to time prior to the Closing, the Sellers may supplement or amend the Sellers Disclosure Schedule solely with respect to (i) any Material Contracts entered into or other actions taken by the Sellers between the date hereof and the Closing Date not in violation of Section 6.1 for the purpose of supplementing or updating Section 4.7(a), Section 4.8(a) or Section 4.9(a) of the Sellers Disclosure Schedule and (ii) any actions taken by the Sellers between the date hereof and the Closing Date that are consented to in writing by Buyer. Any such supplement or amendment of the Sellers Disclosure Schedule shall not give rise to any right of Buyer to terminate this Agreement; provided that such supplement or amendment shall not impair Buyer’s right to terminate this Agreement pursuant to Section 12.1(d). Any supplement or amendment hereunder shall be provided to the Buyer not less than two (2) Business Days prior to the Closing Date.
Section 6.10    Further Action.
(a)    Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and the agreements included in the Purchased Assets or the Interests, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and to effect the separation of the Purchased Assets and the Interests from other assets of the Sellers, including, to the extent reasonably practicable, to obtain all required Consents from third parties. Buyer shall be responsible for the payment of any amounts necessary to obtain any required Consents from third parties.
(b)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense or otherwise provide rights with respect to any Purchased Asset or the Interests or any right thereunder if an attempted assignment, license or other provision, without the Consent of, or other action by, any third party, would constitute a breach or other contravention of a Contract with such third party or would in any way adversely affect the rights of the Parties or any of their respective Affiliates relating to such Purchased Assets or the Interests. To the extent that any of the transfers, distributions, licenses, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been so consummated at Closing, the Parties shall cooperate and use their commercially reasonable efforts to effect such consummation as promptly thereafter as reasonably practicable, including executing and delivering such further instruments of transfer and taking such other actions as the Parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to Buyer or confirm Buyer’s right, title to or interest in, all of the Purchased Assets and the Interests, to put Buyer in actual possession and operating control thereof and to permit Buyer to exercise all rights with respect thereto (including rights under Contracts and other arrangements as to which the Consent of any third party to the transfer thereof shall not have previously been obtained). In the event and to the extent that the Sellers and Buyer are unable to obtain any required Consents, the Sellers shall, to the extent practicable using commercially reasonable efforts, (i) at the direction and expense of Buyer, pay, perform and discharge fully all of its obligations thereunder from and after the Closing and prior to assignment to Buyer and (ii) without further consideration therefor, pay, assign and remit to Buyer promptly all monies, rights and other consideration received in respect of such agreements. If Buyer is so provided the benefits of any such Contract, Buyer shall assume the liabilities of the Sellers arising out of such Contract, for the benefit of the Sellers. The Sellers shall exercise or exploit its rights and options under all such agreements, Leases, licenses and other rights and commitments when and only as reasonably directed by Buyer. If and when any such Consent shall be obtained (the cost of obtaining any such Consent, if any, shall be borne by Buyer) or such agreement, Lease, license or other right shall otherwise become assignable or sublicenseable, the Sellers shall promptly assign or sublicense its agreed-to rights and obligations thereunder to Buyer without payment of further consideration and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations.
(c)    In the event that the Parties determine that certain assets, rights or properties which properly constitute Purchased Assets or Interests were not transferred to Buyer at Closing, the Sellers shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to Buyer without the payment by Buyer of any further consideration therefor. In the event that the Parties determine that certain Excluded Assets were transferred to Buyer at Closing, then Buyer shall promptly take all steps reasonably necessary to transfer and deliver any and all of such Excluded Assets to the Sellers without the payment by the Sellers of any further consideration therefor.

(d)    Without limiting the generality of the foregoing, the Sellers and Buyer shall work diligently and in good faith toward the execution of the Ancillary Agreements with such terms and conditions required pursuant hereto and such other terms and conditions as are mutually agreeable to the Parties. If any Ancillary Agreement is not finalized prior to the Closing, the Sellers and Buyer shall continue to work diligently and in good faith after the Closing toward the execution of such Ancillary Agreement as promptly as practicable following the Closing with such terms and conditions required pursuant hereto and such other terms and conditions as are mutually agreeable to the Parties.
Section 6.11    Contact with Customers and Other Business Relations. During the period from the date of this Agreement until the earlier of (a) the Closing or (b) the termination of this Agreement in accordance with its terms, Buyer shall not (and shall not permit any of its officers, directors, employees, agents, representatives and Affiliates to) contact any employee of the Sellers, customers, vendors or other material business relations of the Business regarding the Business or the transactions contemplated by this Agreement without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.12    Intercompany Debts. Notwithstanding anything in this Agreement to the contrary, the Sellers shall take, or cause to be taken, in a commercially reasonable tax-efficient manner, such action as may be necessary such that, (a) as of the Closing Date, there shall be no intercompany obligations (including intercompany payables or receivables) between the Purchased Entities, on the one hand, and the Sellers and their Affiliates (other than the Purchased Entities), on the other hand, except with respect to the Transition Services Agreement and (b) as of the Closing Date, there shall be no intercompany obligations (including intercompany payables or receivables) among the Purchased Entities that could reasonably be expected to result in adverse Tax consequences to the Buyer and its Affiliates (including the Purchased Entities) after the Closing.
Section 6.13    Termination of Affiliate Contracts. Except as set forth on Section 6.13 of the Sellers Disclosure Schedule, effective at the Closing, the Sellers shall cause all of the Affiliate Contracts to be terminated without any termination fees payable by the Purchased Entities or any costs or other Liability assessed to Buyer or its Affiliates thereunder (including the Purchased Entities); provided that the foregoing shall not affect the services to be provided pursuant to the Transition Services Agreement and the payments to be made thereunder.
Section 6.14    Non-Competition. For a period of five (5) years from and after the Closing, each Seller agrees that it shall not, and it shall cause its Affiliates not to, directly or indirectly, engage in any Competitive Business, including by holding any equity or debt securities in any Person engaged in such activities; provided, however, that nothing in this Section 6.14 shall prohibit the Sellers or any of their Affiliates from (a) conducting the Excluded

Businesses as they are presently being conducted or have plans to be conducted as of the date hereof, (b) owning up to ten percent (10%) of the voting power or equity interests of any Person that is engaged in any Competitive Business, so long as none of the Sellers or any of their Affiliates actively manages any such Person or otherwise actively takes any part in any of its businesses, other than exercising its rights as a shareholder, or (c) acquiring, in one transaction or a series of transactions, by purchase of stock or assets, merger, consolidation or otherwise, the whole or any part of any Person that carries on a Competitive Business if the revenue of such Person or business so acquired attributable to the Competitive Business did not exceed fifty percent (50%) of such Person’s or business’ total revenue for the most recently completed fiscal year preceding such transaction (provided that following such purchase, merger, consolidation or other transaction, the acquiring Seller shall use commercially reasonable efforts to divest any Competitive Business conducted by such Person within six (6) months thereafter if the revenue of such Person or business so acquired attributable to the Competitive Business exceeds $8,000,000 for the most recently completed fiscal year preceding such transaction). Notwithstanding anything in the foregoing to the contrary, in the event any Seller divests all or any portion of its business in an asset sale to any third party the prohibitions in this Section 6.14 shall not apply to such portion or such business so divested and to any such third party.
Section 6.15    Non-Solicitation. For a period of five (5) years from and after the Closing Date, each Seller agrees that it shall not, and shall cause its Affiliates not to, without the express prior written consent of Buyer, directly or indirectly, hire or solicit any Transferred Business Employees to leave the employment of Buyer or any of its Affiliates for employment with the Sellers or any of their Affiliates, or violate the terms of their employment contracts, or any employment arrangements, with Buyer or any such Affiliate of Buyer; provided, however, that nothing in this Section 6.15 shall prohibit the Sellers or any of their Affiliates from, or hiring any person as a result of, (a) making generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms or employment agencies that are not instructed to solicit the Transferred Business Employees or (b) soliciting any Transferred Business Employee whose employment by Buyer or any of its Affiliates has been terminated three (3) months prior to the commencement of discussions with the soliciting party.
Section 6.16    Release. Effective as of the Closing, each Seller, on its own behalf and on behalf of its Affiliates, and its and their successors and assigns, and all Persons who at any time prior to the Closing were stockholders, directors, officers, agents or employees of such Seller or its Affiliates (in each case, in their respective capacities as such), hereby generally, irrevocably and completely waives, releases, acquits, relinquishes and forever discharges Buyer and its Affiliates (including the Purchased Entities) and their respective officers, directors, stockholders, affiliates, employees, advisors and agents from and against any and all claims, demands, damages, debts, Liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), Actions and causes of action, whether known or unknown, suspected or unsuspected, both at law and in equity, that such Seller now has, or at any time previously had, or shall or may have in the future, against the Purchased Entities or involving the Purchased Assets, which arise out of or pertain to any claims such Person has or may have as an equityholder, or former equityholder, of any of the Purchased Entities, for matters existing or occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date. Notwithstanding the foregoing, the release set forth in this Section 6.16 shall not affect (i) any rights to indemnification to which a Buyer Indemnitee may be entitled pursuant to the terms of (and subject to the limitations set forth in) Article X and (ii) any claims made pursuant to Section 13.13.
Section 6.17    Insurance Coverage. The Sellers shall maintain (or cause to be maintained) the Insurance Arrangements until the Closing. Following the Closing, the Sellers shall maintain (or cause to be maintained) the Insurance Arrangements that are occurrence-based solely with respect to claims that were made or Losses that occurred or were suffered prior to the Closing (the “Maintained Coverage”). Except for the Maintained Coverage, Buyer acknowledges and agrees that all Insurance Arrangements as they relate to the Purchased Assets or the Purchased Entities shall terminate as of the Closing. If any claims are made or Losses occur or are suffered prior to the Closing, then such claims, or claims in respect of such Losses, may be made against the Maintained Coverage, and the Sellers shall use their commercially reasonable efforts to ensure that, after the Closing Date, Buyer can file, notice and otherwise continue to pursue such claims and seek to have proceeds paid pursuant to the terms of such Maintained Coverage. The Sellers agree to otherwise cooperate with Buyer or its Affiliates (including the Purchased Entities) to make the coverage benefits of any Maintained Coverage available to Buyer or its Affiliates (including the Purchased Entities), at the cost and expense of Buyer or its Affiliates (including the Purchased Entities).
Section 6.18    Release of Letters of Credit and Guarantees. As of the Closing, Buyer (i) shall either (A) obtain a substitute guaranty, indemnity agreement or similar instrument to replace in all respects each Guarantee or (B) fully assume all obligations under each such Guarantee and (ii) use commercially reasonable efforts to obtain from the creditor or beneficiary of each such Guarantee and deliver to the Sellers a full and unconditional release of all of the obligations of the Sellers and their applicable Affiliates under each such Guarantee (which release shall be reasonably acceptable to the Sellers).  In the event Buyer was unable, as of the Closing, to obtain substitute guarantees, indemnity agreements or similar instruments to replace in all respects the Guarantees (or assumed all obligations thereunder) and obtain and deliver releases with respect thereto in accordance with the preceding sentence, Buyer shall continue to use commercially reasonable efforts to do so following the Closing and shall (1) indemnify and hold harmless each of the Sellers and their Affiliates from and against any and all Losses incurred by the Sellers or any of their Affiliates arising out or relating to such Guarantees on or after the Closing Date in respect of actions or events occurring or conditions existing, in each case, following the Closing and (2) not permit the Purchased Entities or their Affiliates to (x) renew or extend the term of, (y) increase the obligations under, or (z) transfer to another third party, any loan, lease, Contract or other obligation for which the Sellers or any of their Affiliates is or would reasonably be expected to be liable under such Guarantees.  To the extent that the Sellers or any of their Affiliates have performance obligations under any such Guarantee that arise or relate to actions or events that occur on or after the Closing Date, Buyer shall (I) perform such obligations on behalf of the Sellers or such Affiliates or (II) otherwise take such action as reasonably requested by the Sellers so as to put such the Sellers or such Affiliates in the same position as if Buyer, and not such the Sellers or such Affiliates, had performed or was performing such obligations.
Section 6.19    2015 Bonuses; Bonus Pool Amount. The Sellers shall pay 2015 bonuses on the Closing to the employees set forth on Section 6.19 of the Sellers Disclosure Schedule (the “Management Employees”), which total in the aggregate $1,150,000. The Sellers have approved 2015 bonuses for the Business Employees (and any Inactive Business Employees) but excluding the Management Employees up to an aggregate amount of $3,201,883 (such maximum aggregate amount, the “Bonus Pool Amount”). Pursuant to Section 3.4, at the Closing the Sellers shall cause the Bonus Pool Amount to be deposited with the Escrow Agent to be held and distributed according to the Bonus Pool Escrow Agreement and this Section 6.19. No later than two (2) days before the Closing Date, the Sellers shall provide Buyer with a list of each Business Employee’s (and any Inactive Business Employee’s) individual allocation of the Bonus Pool Amount (the “Bonus Pool Breakdown”). The Management Employees shall not be named in the Bonus Pool Breakdown and shall not receive any Bonus Pool Amount. In accordance with the Bonus Pool Escrow Agreement, individual allocations of the Bonus Pool Amount shall be paid by Buyer to Transferred Business Employees on or prior to March 15, 2016, based on the Bonus Pool Breakdown and the eligibility criteria set forth in Section 6.19 of the Sellers Disclosure Schedule. Any portion of the Bonus Pool Amount not paid by Buyer to eligible Transferred Business Employees shall be returned to the Sellers pursuant to the Bonus Pool Escrow Agreement. For the avoidance of doubt, other than the payment of individual allocations of the Bonus Pool Amount to eligible Transferred Business Employees in accordance with this Section 6.19, Buyer shall not have any obligation to pay any amount with respect to any 2015 bonus to any Business Employee (including any Inactive Business Employee or Management Employee).
ARTICLE VII

EMPLOYEE MATTERS
Section 7.1    Employment.

(a)    No later than ten (10) Business Days after the date of this Agreement, Buyer shall, or shall have caused one of its Affiliates to, offer employment, on the terms set forth in this Article VII, to employees of the Sellers (exclusively related to the Business), including employees who are (i) actively at work or on paid time off, with employment effective at 12:00 a.m. Eastern Standard Time on the day immediately following the Closing Date, and (ii) on long-term disability, short-term disability or workers’ compensation, or on a leave of absence, whether paid or unpaid, approved by the Sellers or otherwise required by applicable Law (collectively, “Inactive Business Employees”), with employment effective as of the date such Inactive Business Employee returns to active employment with the Sellers; provided, that such date is no later than the six (6) month anniversary of the Closing Date or such later date required by applicable Law (such employees in clauses (i) and (ii), together with the employees of the Purchased Entities, but excluding the employees of the Sellers or Purchased Entities listed on Section 7.1(a) of the Sellers Disclosure Schedule (the “Excluded Employees”), the “Business Employees”). Those Business Employees who accept such offers of employment (or whose employment transfers automatically pursuant to applicable Laws) and become employees of Buyer and its Affiliates upon the Closing (or, in the case of Inactive Business Employees, on a later date in accordance with this Section 7.1(a)) shall thereafter be referred to as the “Transferred Business Employees.”
(b)    Commencing on the Closing Date and continuing for twelve (12) consecutive months thereafter, Buyer shall, or shall cause one or more of its Affiliates to provide each Transferred Business Employee with (i) a base salary or base wages that are no less favorable than the base salary or base wages provided to such Transferred Business Employee immediately prior to the Closing, (ii) all other compensation and employee benefits (other than any equity-based compensation, change in control or other transaction-based payments or any other incentive compensation other than annual bonuses, benefits under any defined benefit plans and any retiree health or welfare benefits) that are substantially comparable in the aggregate to those that are provided to such Transferred Business Employee immediately prior to the Closing Date and (iii) the applicable payment in respect of the Bonus Pool Amount. Notwithstanding anything in this Section 7.1(b) to the contrary, nothing in this Agreement shall (i) after the Closing Date, impose on Buyer any obligation to retain any Transferred Business Employee in its employment or prevent Buyer from amending, modifying or terminating any of its employee benefit plans or arrangements following the Closing, or (ii) impose on the Sellers any obligation to retain any Business Employee in its employment or prevent the Sellers from amending, modifying or terminating any of its employee benefits plans or arrangements following the Closing.
Section 7.2    Employee Benefit Matters.

(a)    Except as provided in this Section 7.2, as of the Closing, each Transferred Business Employee shall cease to be an active participant under the Employee Benefit Plans that are not assumed by Buyer and its Affiliates, in accordance with the terms of such Employee Benefit Plans. As of 12:00 a.m. Eastern Standard Time on the day immediately following the Closing Date, and without limiting the covenants in Section 7.1, the Transferred Business Employees shall be entitled to participate in the employee benefit plans and arrangements maintained by Buyer or its Affiliates for the benefit of the Transferred Business Employees (each, a “Buyer Benefit Plan”) on the same terms as similarly situated employees of Buyer or its Affiliates, including, if applicable, health, life, accident and group insurance and short-term and long-term disability benefits, subject to any applicable employee cost, in each case, to the extent permitted by the terms of the applicable Buyer Benefit Plans and applicable Law.
(b)    For all purposes under each Buyer Benefit Plans (including, without limitation, for purposes of eligibility and accrual and vesting of benefits and for determining or calculating severance and vacation benefits and accruals (other than for purposes of calculating accruals under any defined benefit plan)), Buyer shall cause each Transferred Business Employee to be fully credited, to the extent permitted by the terms of the applicable Buyer Benefit Plans and applicable Law, with his or her respective periods of service with the Sellers or the Purchased Entities before the Closing, to the same extent as such Transferred Business Employee was entitled, immediately prior to the Closing, to credit for such service under any similar Employee Benefit Plan; provided, however, that in no event shall such credit result in the duplication of benefits. In addition, Buyer shall waive, or shall cause to be waived, any limitations or waiting periods as to pre-existing conditions, restrictions or exclusions for Transferred Business Employees and their eligible dependents under each Buyer Benefit Plan providing for health, medical, dental, vision and other similar benefits, to the extent such condition for such Transferred Business Employee and his or her eligible dependents was covered under a similar Employee Benefit Plan and shall credit the Transferred Business Employees and their eligible dependents for any customary deductibles, co-payments, out of pocket maximums and the like, paid by them under such similar Employee Benefit Plan prior to the date of commencement of participation in such Buyer Benefit Plan during the year in which such commencement occurs in satisfying any applicable deductible, co-payment, out-of-pocket or similar requirements under such Buyer Benefit Plan, in each case, to the extent permitted by applicable Law. Buyer shall waive any evidence of insurability requirement that would otherwise be applicable to a Transferred Business Employee and his or her eligible dependents on or after the Closing under any Buyer Benefit Plan, in each case to the extent such Transferred Business Employee or eligible dependent had satisfied any similar limitation or requirement under a similar Employee Benefit Plan prior to the Closing and to the extent permitted by the terms of the applicable Buyer Benefit Plan and applicable Law.

(c)    To the extent mutually agreed to by the Parties prior to the Closing, following the Closing Date and subject to Revenue Ruling 2002-32, the Sellers and the Purchased Entities shall cause the portion of any Employee Benefit Plan that is a flexible reimbursement plan applicable to the Transferred Business Employees to be segregated into a separate component, and all account balances and salary reduction elections of the Transferred Business Employees in any such flexible reimbursement plan shall be transferred to a Buyer Benefit Plan that is a flexible reimbursement plan that Buyer shall, or shall cause any of its Affiliates to, maintain during the period mutually agreed to by the Parties, in accordance with the terms of such Buyer Benefit Plan and applicable Law.
(d)    From and following the Closing, Buyer and its Affiliates shall retain and be responsible for, as Assumed Liabilities (and shall indemnify and hold harmless Sellers, the Purchased Entities and their respective Affiliates from and against) any and all Liabilities and obligations, with respect to Transferred Business Employees which relate to events that occur following the Closing Date for any employee pension, welfare, fringe or incentive compensation, severance, retention, transaction or other similar payments that may become payable following the Closing Date under any Buyer Benefit Plan, including in connection with the consummation of the transactions contemplated hereby (either alone or in combination with any other event) to the extent such Liabilities and obligations are assumed by Buyer or its Affiliates pursuant to this Article VII.
(e)    Notwithstanding anything to the contrary in this Agreement, (i) Buyer shall, promptly upon the receipt of an invoice from Sellers accompanied by reasonable documentation of the costs set forth therein, reimburse the Sellers for the costs incurred by the Sellers or their respective Affiliates at any time in respect of events that occur or claims that are incurred following the Closing by the Transferred Business Employees (or their eligible beneficiaries) under any Employee Benefit Plan which is a Welfare Plan and (ii) the Sellers shall, promptly upon the receipt of an invoice from Buyer accompanied by reasonable documentation of the costs set forth therein, reimburse Buyer for the costs incurred by Buyer or its Affiliates at any time in respect of events that occur or claims that are incurred prior to the Closing by the Transferred Business Employees (or their eligible beneficiaries) under any Buyer Benefit Plan (for the avoidance of doubt, costs are “incurred” by the Sellers or their respective Affiliates for purposes of Employee Benefit Plans or by Buyer or its Affiliates for purposes of Buyer Benefit Plans on the date on which the event occurs or service is rendered, as applicable, and not at the time an invoice is presented for payment).
Section 7.3    Defined Contribution Plans. As of immediately prior to the Closing, each Transferred Business Employee shall cease to participate in each Employee Benefit Plan that is a Defined Contribution Plan (each “Sellers 401(k) Plan”). Following the Closing Date, each Transferred Business Employee shall be permitted to elect a distribution (in accordance with the terms of the applicable Sellers 401(k) Plan) of his or her account balance in the Sellers 401(k) Plan and also shall be permitted (in accordance with the terms of such Sellers 401(k) Plan) to roll over his or her account balances in such plan to a Buyer Benefit Plan which is a Defined Contribution Plan (a “Buyer 401(k) Plan”), including the ability to roll over any existing loans under such Sellers 401(k) Plan, for at least ninety (90) days after the Closing Date. The Sellers and Buyer shall take all actions necessary or appropriate, and shall cooperate with each other to accomplish and facilitate the foregoing, and, following the Closing Date, Buyer shall be solely responsible for obtaining any employees’ elections with respect to each Buyer 401(k) Plan, to the extent not obtained prior to the Closing, regarding the roll-over of account balances, including loans, subject to Sellers’ cooperation, as reasonably requested by Buyer.
Section 7.4    Compliance with WARN. With respect to the Transferred Business Employees, Buyer shall have full responsibility under the WARN Act relating to any plant closing or mass layoff occurring after the Closing Date, subject to Sellers’ obligation to provide Buyer at or prior to the Closing with an accurate list of layoffs, by location, during the ninety (90) day period immediately prior to the Closing.
Section 7.5    Workers’ Compensation Claims.
(a)    Buyer shall be responsible for and shall pay any and all workers’ compensation and other similar statutory claims which relate to events that occur with respect to any Transferred Business Employees after the Closing Date.
(b)    Sellers shall be responsible for and shall pay any and all workers’ compensation and other similar statutory claims (i) which relate to events that occur with respect to any Business Employee on or before the Closing Date, and (ii) provided that Buyer complies with its obligations under Section 7.1, which relate to events that occur to Business Employees who do not become Transferred Business Employees after the Closing Date.
ARTICLE VIII

TAXES
Section 8.1    Tax Indemnification.
(a)    The Sellers shall be responsible for and shall indemnify and hold the Buyer Indemnitees harmless from and against, without duplication, any Losses arising out of or relating to (i) Taxes attributable to or imposed on the Purchased Entities with respect to any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on or before Closing Date (a “Pre-Closing Tax Period”); (ii) any Taxes for which any

Purchased Entity is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise, in each case, (x) with respect to a Pre-Closing Tax Period or (y) by reason of being a member of a consolidated, affiliated, combined or other group for Tax purposes, entering into a Contract or any other action taken at any time before the Closing; (iii) Taxes arising from any breach of any representation or warranty made by the Sellers in Section 4.16 of this Agreement (provided, that solely with respect to the calculation of the Losses (and not for purposes of determining breach) arising out of or related to any such inaccuracy or breach, in each case, any qualifier in any such representation or warranty as to materiality, Material Adverse Effect or words of similar import shall be disregarded); (iv) Taxes arising from any breach by any Seller of any covenant contained in this Agreement; (v) any withholding Taxes imposed in connection with the transactions contemplated by this Agreement that Buyer did not withhold pursuant to Section 2.5 of this Agreement, (vi) any amount required to be included by Buyer or any of its Affiliates (including the Purchased Entities after the Closing Date) in income under Section 951(a) of the Code with respect to a Purchased Entity to the extent such inclusion is attributable to a Pre-Closing Tax Period of such Purchased Entity (the amount of such inclusion to be determined using a closing of the books method) and (vii) Excluded Taxes. Notwithstanding anything to the contrary, the amount of any Losses subject to a claim for indemnification under this Section 8.1(a) shall not be subject to, and shall not be included in the calculation of the limitations set forth in Section 10.3, other than Section 10.3(b)(iv). Notwithstanding anything in this Agreement to the contrary, the Buyer Indemnitees shall not have the right to indemnification under this Agreement for any Taxes that are based on or relate to Taxes: (A) that result from Buyer’s breach of any of the covenants contained in this Article VIII or (B) to the extent such Taxes were included as a liability in the determination of Closing Date Net Working Capital. For purposes of this Section 8.1(a), references to “Losses” and “Taxes” shall be deemed to include amounts that would have constituted “Losses” or “Taxes” but for the set-off or other utilization of any loss, deduction, credit or other Tax asset attributable to any Post-Closing Tax Period. Notwithstanding anything to the contrary in this Agreement, this Section 8.1(a) shall survive the Closing until the ninetieth (90th) day after the expiration of the statute of limitations period applicable thereto.
(b)    Buyer shall be responsible for, and shall indemnify and hold the Sellers Indemnitees harmless from and against (i) any Taxes attributable to or imposed on the Purchased Assets with respect to any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (a “Post-Closing Tax Period”), and (ii) Transfer Taxes borne by Buyer pursuant to Section 8.3; provided, that notwithstanding anything to the contrary in this Agreement, Buyer shall not be responsible for and shall not indemnify and hold the Sellers Indemnitees harmless from and against any Taxes described in this Section 8.1(b) to the extent that Buyer and its Affiliates (including, after the Closing, the Purchased Entities) are entitled to indemnification or reimbursement from the Sellers for such Taxes pursuant to Section 8.1(a) or Section 8.5.
(c)    For purposes of this Agreement, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that is allocable to the portion of the period ending on (and including) the Closing Date shall be: (i) in the case of any ad valorem or property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period that ends on (and includes) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, be deemed to equal the amount which would be payable if the relevant taxable period ended at the end of the day on the Closing Date.
(d)    Whenever in accordance with this Article VIII the Sellers shall be required to pay Buyer an amount pursuant to Section 8.1(a) or Buyer shall be required to pay the Sellers an amount pursuant to Section 8.1(b), such payments shall be made the later of thirty (30) days after such payments are requested or ten (10) days before the requesting Party is required to pay the related Tax liability.
Section 8.2    Tax Returns.
(a)    The Sellers shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns with respect to the Purchased Assets or the Purchased Entities for any Pre-Closing Tax Period (other than a Straddle Period). All such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by Law. The Sellers shall provide Buyer with a copy of any such Tax Return that is required to be filed by a Purchased Entity after the Closing Date at least thirty (30) days prior to the last date (giving effect to any valid extensions thereof) for timely filing such Tax Return (or such shorter period as is reasonable taking into account the applicable taxable period, due date and Taxes) for Buyer’s review, comment and approval. The Sellers shall incorporate all reasonable comments provided by Buyer with respect to such Tax Returns. To the extent necessary to comply with applicable Law, Buyer shall execute or cause to be executed and file or cause to be filed any such Tax Return as prepared by Sellers. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns with respect to the Purchased Assets and the Purchased Entities for all Straddle Periods that are required to be filed after the Closing Date; provided that such Tax Returns shall be prepared in a manner consistent with past practice, unless otherwise required by Law. Before filing any Tax Return with respect to any Straddle Period, Buyer shall provide the Sellers with a copy of such Tax Return at least thirty (30) days prior to the last date (giving effect to any valid extensions thereof) for timely filing such Tax Return (or such shorter period as is reasonable taking into account the applicable taxable period, due date and Taxes) accompanied by a statement calculating in reasonable detail Sellers’ indemnification obligation, if any, pursuant to Section 8.1(a). Buyer shall incorporate all reasonable comments provided by Sellers with respect to such Tax Returns to the extent such comments relate to Taxes for which the Sellers are liable pursuant to this Agreement. If for any reason the Sellers do not agree with Buyer’s calculation of its indemnification obligation, the Sellers shall notify Buyer of its disagreement within fifteen (15) Business Days of receiving a copy of the Tax Return and Buyer’s calculation (or such shorter period as is reasonably requested by Buyer taking into account the applicable taxable period, due date and Taxes). If the Parties are unable to resolve any dispute prior to the due date of such Tax Return (giving effect to valid extensions), Buyer shall file the Tax Return as originally prepared (but, reflecting any items on which the Parties have agreed) and shall later amend such Tax Return if necessary following the resolution of such dispute pursuant to the method set forth in Section 8.6. If the Sellers agree with Buyer’s calculation of its indemnification obligation, the Sellers shall pay to Buyer the amount of the Sellers’ indemnification at the time specified in Section 8.1(d).
(b)    Unless otherwise required by Law, Buyer shall not (and shall not cause or permit the Purchased Entities to) amend, refile or otherwise modify any Tax Return relating to the Purchased Entities with respect to any taxable period that ends on or prior to the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 8.3    Transfer Taxes.
(a)    All Tax Returns with respect to Transfer Taxes incurred in connection with, or as a consequence of the transfer of the Purchased Assets or the Interests shall be timely filed by the party responsible for such filing under applicable Law and, notwithstanding anything in this Agreement to the contrary, all such Transfer Taxes (and all reasonable out-of-pocket costs for preparation of such Tax Returns) shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Sellers. Buyer and the Sellers shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law. If the Sellers pay a Transfer Tax at the Closing or pursuant to a post-Closing assessment by any Tax Authority, Buyer will reimburse the Sellers for fifty percent (50%) of the amount of such Transfer Tax within thirty (30) days of the Sellers’ written demand therefor. If Buyer pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by any Tax Authority, Sellers will reimburse Buyer for fifty (50%) of the amount of such Transfer Tax within thirty (30) days of the Buyer’s written demand therefor.
(b)    All amounts payable by Buyer pursuant to this Agreement shall be exclusive of any applicable VAT properly chargeable to Buyer. Buyer shall pay any VAT properly chargeable to Buyer in respect of such amounts within ten (10) days of receipt by Buyer of a valid VAT invoice.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) to the extent any Transfer Taxes or VAT are recoverable or refundable to either the Sellers or any of their Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, such Party shall be responsible for the payment of one hundred percent (100%) of such Transfer Taxes or VAT and (ii) to the extent any Transfer Taxes or VAT are required under applicable Law to be paid by a Party to the applicable Governmental Authority in order for such Transfer Taxes or VAT to be recoverable or refundable by such Party or otherwise credited against the applicable Transfer Tax or VAT liability of such Party under applicable Law, such Party shall pay such Transfer Taxes to the applicable Governmental Authority and the non-paying Party that is otherwise responsible for any portion of such Transfer Taxes or VAT pursuant to this Section 8.3 shall remit its portion of such Transfer Taxes or VAT to the Party required to pay the applicable Governmental Authority no later than five (5) Business Days before the filing of the related Tax Return.
Section 8.4    Tax Claims.
(a)    If an Action for Taxes (including notice of a pending audit) shall be made in writing by any Tax Authority, which, if successful, could result in an indemnity payment from Sellers pursuant to Section 8.1(a) or otherwise affect an item for which Sellers would be entitled to a payment pursuant to Section 8.5 (a “Tax Claim”), the party first receiving written notice of such Tax Claim shall notify the other party within fifteen (15) Business Days of the receipt of such a Tax Claim. A failure by any Party to provide proper notice of a Tax Claim shall not relieve such Party from its indemnification obligations under this Agreement, except to the extent that the other Party is actually and materially prejudiced as a result thereof.
(b)    In the case of any Tax Claim that relates solely to any taxable period that ends on or prior to the Closing Date, the Sellers may assume the defense of such Tax Claim by providing written notice to Buyer within fifteen (15) days of the receipt of the notice required under Section 8.4(a). Subject to Section 8.4(d), Buyer may, at its own expense, fully participate in any such Tax Claim and the Sellers shall not settle or otherwise dispose of such Tax Claim without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Sellers do not assume the defense of any such Tax Claim, Buyer shall defend such Tax Claim (at the expense of Sellers) and shall not settle or otherwise dispose of such Tax Claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    Except as provided in Section 8.4(b) and Section 8.4(d), Buyer shall control all Tax Claims; provided that (i) Buyer shall keep the Sellers informed regarding the progress and substantive aspects of any issues in such Tax Claim for which the Sellers may have liability pursuant to this Agreement or be entitled to a payment pursuant to Section 8.5, (ii) the Sellers shall be entitled to participate in such Tax Claim with respect to any issues for which the Sellers may have liability pursuant to this Agreement and (iii) Buyer shall not settle or otherwise dispose of any issues in such Tax Claim for which the Sellers may have liability pursuant to this Agreement, without obtaining the Sellers’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not be entitled to participate in any Tax Claim relating to any consolidated, combined, affiliated or unitary Tax Return that includes the Sellers or any of their Affiliates.
Section 8.5    Refunds.
(a)    Sellers shall be entitled to any Tax refunds (including any interest in respect thereof paid by a Tax Authority) that are received by Buyer or the Purchased Entities and any amounts credited against Tax that are actually realized by Buyer or the Purchased Entities, in each case, that (i) are attributable to the Purchased Assets for any Pre-Closing Tax Period or (ii) relate to the Purchased Entities for any Pre-Closing Tax Period in each case, with respect to Taxes that Sellers paid prior to the Closing Date or for which Sellers have indemnified Buyer and its Affiliates pursuant to Section 8.1(a); provided that Sellers shall not be entitled to any such Tax refunds or credits (x) if and to the extent such Tax refunds or credits were included as a current asset in determining Closing Date Net Working Capital or (y) that arise from the carryback of any Tax attribute generated in any Post-Closing Tax Period. Buyer shall, or shall cause the Purchased Entities to pay to the Sellers the amount of any such refund or credit within fifteen (15) days after receipt of such refund or, in the case of such a credit, within fifteen (15) days after filing the Tax Return upon which such credit was actually utilized to reduce Taxes otherwise payable with respect to such Tax Return, in each case, net of any Taxes, cost or expenses incurred by Buyer or any of its Affiliates in connection with obtaining such Tax refund or credit that were not previously reimbursed by Sellers pursuant to Section 8.5(b). Sellers shall reimburse Buyer for any Tax refund or credit (plus any penalties, interest and other charges imposed by the relevant Tax Authority) in the event Buyer or any of its Affiliates (including the Purchased Entities) are required to repay such Tax refund or credit to any Tax Authority.
(b)    Buyer shall take commercially reasonable efforts to cooperate, and cause the Purchased Entities to cooperate, in obtaining any refund that the Sellers reasonably believe should be available, including through filing appropriate amended Tax Returns with the applicable Tax Authorities. Any reasonable out-of-pocket expenses incurred by Buyer or the

Purchased Entities in connection with such activities shall be reimbursed by the Sellers within fifteen (15) days of written notice by Buyer of such expense.
Section 8.6    Resolution of All Tax Related Disputes. Except as otherwise provided with respect to any dispute or a disagreement relating to Taxes between the Parties, the Parties shall cooperate in good faith to resolve such dispute between them; but if the Parties are unable to resolve such dispute, the Parties shall submit the dispute to the Arbitrating Accountants for resolution, which resolution shall be final, conclusive and binding on the Parties. The fees and expenses relating to any dispute as to the amount of Taxes owed by either of the Parties shall be shared equally by the Sellers and Buyer.
Section 8.7    Cooperation, Exchange of Information and Record Retention.
(a)    Sellers and Buyer shall provide each other, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to provide each other, with such cooperation and information relating to the Purchased Entities as any of them reasonably may request of another, including in (i) preparing and filing any Tax Return or claim for refund, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; (iii) contesting or compromising any Tax Claim; (iv) determining a Tax liability or a right to a refund of Taxes; (v) participating in or conducting any audit or other proceeding in respect of Taxes; and (vi) connection with all other matters covered in this Article VIII. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.
(b)    Sellers and Buyer recognize that the Sellers will need access from time to time after the Closing Date to certain accounting and Tax records and information held by the Purchased Entities to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, the Sellers and Buyer agree that from and after the Closing Date, Sellers, Buyer, and their respective Affiliates shall (i) retain and maintain all such records including all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Purchased Entities for taxable periods ending on or prior to the Closing Date and for the Straddle Period for the longer of (x) the seven (7)-year period beginning on the Closing Date or (y) the full period of the applicable statute of limitations, including any extension thereof and (ii) allow the agents and representatives of each other, upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the party requesting the records) as the Sellers and Buyer may deem reasonably necessary or appropriate from time to time. The Sellers and Buyer agree that the holder of any records, books, workpapers, reports, correspondence and other similar materials shall provide the other Party with written notice thirty (30) calendar days prior to transferring, destroying or discarding the last copy of any such materials and such other Party shall have the right, at its expense, to copy or take any such materials; provided that such other Party provide written notice stating its intent to copy or take such materials no later than twenty (20) days after having received notice that such materials are being transferred, destroyed or discarded. Any information obtained under this Section 8.7(b) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
(c)    Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not be entitled to any information, whether in connection with the preparation and filing of Tax Returns, any Tax proceeding, or otherwise relating to any consolidated, combined, affiliated or unitary Tax Return which includes the Sellers or any of their respective Affiliates, except for any such information (including separate pro forma Tax Returns or other similar information) relating solely to any Purchased Entity or the Purchased Assets.
Section 8.8    Tax Benefits. Any indemnity payments made pursuant to this Agreement shall be made net of any Tax Benefit actually realized by the recipient as a result of incurring the indemnified Loss or indemnified Tax, other than any Tax Benefit resulting from any Loss or indemnified Tax relating to the Purchased Assets or any Purchased Entity that is disregarded as separate from its owner for U.S. federal income tax purposes.
Section 8.9    Tax Sharing Agreements. Any and all existing Tax Sharing Agreements to which any of the Purchased Entities are a party shall be terminated on or prior to the Closing Date solely with respect to such Purchased Entity. After the Closing Date, such Purchased Entity shall have no further rights or obligations under any such Tax Sharing Agreement.
Section 8.10    Section 338. Following the Closing Buyer and its Affiliates shall make a valid and timely election under Section 338(g) of the Code, and any corresponding election under state, local or foreign Tax Law, with respect to each of the Foreign Purchased Entities (a “Section 338 Election”).
Section 8.11    Conflict and Survival. The covenants and agreements of the Parties set forth in this Article VIII shall survive until ninety (90) days following the expiration of the applicable statute of limitations for the relevant Pre-Closing Tax Period (giving effect to valid extensions). This Article VIII shall exclusively govern all indemnification claims with respect to Taxes.
Section 8.12    Tax Treatment of Indemnification Payments. For all Tax purposes, unless otherwise required by applicable Law, any payment by Buyer or the Sellers under this Article VIII or Article X shall be treated as an adjustment to the Purchase Price.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 9.1    Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date and shall expire thereafter; provided, however, that (i) the representations and warranties set forth in Section 4.15 (Employee Benefits Matters) shall survive the Closing for a period of thirty-six (36) months from the Closing Date and shall expire thereafter, (ii) Section 4.16 (Taxes) shall survive the Closing until the ninetieth (90th) day after expiration of the statute of limitations period applicable thereto and (iii) the Fundamental Representations shall survive indefinitely. Notwithstanding the foregoing, if notice of a claim has been given prior to the expiration of such period in accordance with Section 10.4 then the relevant representations and warranties shall survive, but only with respect to such claim, until such claim has been finally resolved.
Section 9.2    Survival of Covenants and Other Agreements. The covenants and agreements of the Parties shall survive the Closing and remain in full force and effect in accordance with their terms; provided, however, that any covenant or other agreement set forth in this Agreement that (x) by its terms is required to be performed on or prior to the Closing Date shall survive the Closing for a period of six (6) months from the Closing Date and shall expire thereafter and (y) by its terms is required to be performed after the Closing may be made or brought by any Party, in accordance with Section 10.1 and Section 10.2, only until the twelve (12) month anniversary of the last date on which such post-Closing covenant was required to be performed. Notwithstanding the foregoing, if notice of a claim has been given prior to the expiration of such period in accordance with Section 10.1 and Section 10.2, as applicable, then the relevant covenants and agreements shall survive, but only with respect to such claim, until such claim has been finally resolved.
Section 9.3    R&W Insurance. Notwithstanding anything to the contrary contained herein, claims made under the R&W Insurance Policy are not subject to the survival limitations contained in this Article IX.
ARTICLE X

INDEMNIFICATION
Section 10.1    Indemnification by Sellers. Subject to the provisions of this Article X, from and after the Closing, the Sellers shall indemnify, defend, hold harmless and reimburse Buyer, its officers, directors, employees, agents, representatives and Affiliates (including the

Purchased Entities) (each a “Buyer Indemnitee” and together, the “Buyer Indemnitees”), from and against and in respect of any and all Losses which any Buyer Indemnitee may actually suffer or incur to the extent arising out of or related to (a) any inaccuracy or breach of any representation or warranty of the Sellers contained in this Agreement, other than the representations and warranties set forth in Section 4.16 (Taxes) (provided, that solely with respect to the calculation of the Losses (and not for purposes of determining breach) arising out of or related to any such inaccuracy or breach, in each case, any qualifier in any such representation or warranty as to materiality, Material Adverse Effect or words of similar import shall be disregarded), (b) the breach by the Sellers of any covenant, undertaking or other agreement of the Sellers contained in this Agreement, (c) any inaccuracy in any certificate, instrument or other document delivered by the Sellers as required by this Agreement or (d) the Excluded Liabilities.
Section 10.2    Indemnification by Buyer. Subject to the provisions of this Article X, from and after the Closing, Buyer shall indemnify, defend, hold harmless and reimburse Sellers, their respective officers, directors, employees, agents, representatives and Affiliates (each a “Sellers Indemnitee” and together, the “Sellers Indemnitees”), from and against and in respect of any and all Losses which any Sellers Indemnitee may actually suffer or incur to the extent arising out of or related to (a) any inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement (provided, that solely with respect to the calculation of the Losses (and not for purposes of determining breach) arising out of or related to any such inaccuracy or breach, in each case, any qualifier in any such representation or warranty as to materiality, Material Adverse Effect or words of similar import shall be disregarded), (b) the breach by Buyer of any covenant, undertaking or other agreement of Buyer contained in this Agreement or (c) any inaccuracy in any certificate, instrument or other document delivered by Buyer as required by this Agreement.
Section 10.3    Limitation on Liability.
(a)    Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable as a result of any claim in respect of a Loss arising under Section 10.1 (other than with respect to Taxes) or Section 10.2:
(i)    unless the Indemnified Party has given the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, as soon as practical following the time at which the Indemnified Party discovered, or reasonably should have discovered, such claim (except to the extent the Indemnifying Party is not materially prejudiced by any delay in the delivery of such notice) and, in any event, prior to the date on which the applicable representation, warranty, covenant or agreement ceases to survive pursuant to Section 9.1 or Section 9.2;
(ii)    to the extent such amount was taken into account in calculating the Adjustment Amount (as finally determined pursuant to Section 2.4);
(iii)    to the extent any matter forming the basis for such Loss was (A) reflected or reserved for on the Financial Statements or (B) taken into account in calculating the Estimated Closing Statement or Closing Statement, and no Losses related thereto shall be aggregated for purposes of Section 10.3(b)(ii) or Section 10.3(b)(iii); or
(iv)    to the extent it asserts a claim for consequential, incidental, indirect, exemplary or punitive damages; provided that, notwithstanding the foregoing, “Losses” shall include (i) consequential, incidental, indirect, exemplary or punitive damages, in each case, that are the natural, probable and reasonably foreseeable result of the circumstance causing such Losses and (ii) any damages for which an Indemnified Party is found liable to a third party in respect of a Third Party Claim.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the indemnity obligations of the Sellers under this Article X shall be further limited as set forth in this Section 10.3(b):
(i)    no indemnity shall be payable by the Sellers under Section 10.1(a) (other than for any inaccuracy or breach of any of the Fundamental Representations or the representations and warranties set forth in Section 4.16 (Taxes)) with respect to any individual claim for Losses that does not exceed 0.125% of the Purchase Price (the “Minimum Amount”);
(ii)    with respect to individual Losses that are in excess of the Minimum Amount (the “Covered Losses”), no indemnity shall be payable by the Sellers under Section 10.1(a) (other than for any inaccuracy or breach of any of the Fundamental Representations or the representations and warranties set forth in Section 4.16 (Taxes)) until the aggregate of such Covered Losses exceeds 0.50% of the Purchase Price (the “Basket”) and then only for such Covered Losses in excess of the Basket;
(iii)    the Sellers shall have no further indemnity obligations under Section 10.1(a) (other than for any inaccuracy or breach of any of the Fundamental Representations or the representations and warranties set forth in Section 4.16 (Taxes)) once the aggregate of all Covered Losses paid by it equals 1.0% of the Purchase Price; and

(iv)    in no event shall the aggregate amount of Losses for which the Sellers are obligated to indemnify the Buyer Indemnitees under Section 10.1 (other than Section 10.1(d)) or Section 8.1(a) exceed an amount equal to the Purchase Price.
(c)    In respect of any Loss for which indemnification may be sought under this Article X, the Indemnifying Party shall use commercially reasonable efforts to mitigate any Losses upon becoming aware of any event which would reasonably be expected to give rise thereto, including but not limited to using commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.
Section 10.4    Claims for Indemnification. All claims for indemnification by any Indemnified Party shall be asserted and resolved as set forth in this Section 10.4:
(a)    Third Party Claims. In the event that any written claim or demand for which an Indemnifying Party may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event later than fifteen (15) days following such Indemnified Party’s receipt of such claim or demand (including a copy of any related written third party demand, claim or complaint) (the “Third Party Claim”), deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall be relieved of its obligations to indemnify the Indemnified Party with respect to such Third Party Claim if the Indemnified Party fails to timely deliver the Claim Notice and the Indemnifying Party is materially prejudiced thereby. If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein and, to the extent that the Indemnifying Party shall wish, to assume the defense thereof with counsel of its own choosing if (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party and it gives notice of its intention to assume the defense thereof with counsel of its own choosing within thirty (30) days after the receipt of such Claim Notice from the Indemnified Party (provided, however, that the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed), (ii) the Third Party Claim does not seek injunctive relief against an Indemnified Party, (iii) the Indemnifying Party does not fail to conduct the defense of the Third Party Claim and (iv) (A) there does not exist a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense and (B) there are not material defenses available to the Indemnified Party that are not available to the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such Third Party Claim. The Indemnified Party shall have the right to participate at its own expense in the defense of any Third Party Claim. Neither the Indemnifying Party, on the one hand, nor the Indemnified Party, on the other hand, shall admit liability to, or settle, compromise or discharge any Third Party Claim without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the Indemnifying Party may settle, compromise or discharge any Third Party Claim, the defense of which was assumed by the Indemnifying Party if such settlement, compromise or discharge provides only for the payment of monetary damages by the Indemnifying Party and a full and unconditional release of the Indemnified Party, which would have no liability thereunder. In the event the Indemnifying Party elects not to defend any Third Party Claim, the Indemnified Party shall defend against such Third Party Claim in good faith and in a commercially reasonable manner at the cost and expense of the Indemnifying Party, and the Indemnifying Party shall have the right to participate in such defense at its own expense.
(b)    Direct Claims. In the event any Indemnified Party should have a claim under Section 10.1 or Section 10.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party.
Section 10.5    Insurance Offset. If any Losses sustained by an Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnified Party), the Indemnified Party shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If the Indemnified Party actually receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified, held harmless and reimbursed under Section 10.1 or Section 10.2, as applicable, with respect to such Losses, the payment by an Indemnifying Party under this Article X with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity, contribution or similar payments actually received to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery. If the Indemnified Party actually receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified and held harmless by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity, contribution or similar payment actually received to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.
Section 10.6    Exclusivity. After the Closing, the indemnities set forth in this Article X shall be the sole and exclusive remedy of the Parties, their successors and assigns, and their respective officers, managers or directors, employees, agents, members and Affiliates with respect to this Agreement, the events giving rise to this Agreement and the transactions contemplated hereby, except (a) for claims grounded in fraud and (b) as provided in Section 6.2 (Access to Information; Confidentiality), Section 6.18 (Release of Letters of Credit and Guarantees), Article VIII (Taxes) and Section 13.13 (Specific Performance). The Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect hereof (whether by Contract, Law or otherwise, all of which the Parties hereby waive), except in the case of fraud.
ARTICLE XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES
Section 11.1    Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the waiver (in the sole discretion of Buyer) or satisfaction of each of the following conditions precedent on or before the Closing Date:
(a)    Representations and Warranties True.
(i)    The representations and warranties of the Sellers contained herein (other than the representation and warranty contained in Section 4.17(a) and the Fundamental Representations), without giving effect to materiality, Material Adverse Effect or any similar standard or qualification included therein, shall be accurate, true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be accurate, true and correct in all respects as of such date), except where the failure to be so accurate, true and correct would not reasonably be expected to result in a Material Adverse Effect.
(ii)    The representation and warranty of the Sellers contained in Section 4.17(a) shall be accurate, true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date.
(iii)    The Fundamental Representations, without giving effect to any materiality, Material Adverse Effect or any similar standard or qualification included therein, shall be accurate, true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be accurate, true and correct in all respects as of such date).

(b)    Compliance with Agreements and Covenants. The Sellers shall have performed and complied in all material respects with all of their respective covenants and obligations contained in this Agreement to be performed and complied with on or prior to the Closing Date.
(c)    Closing Deliveries. The Sellers shall have delivered to Buyer all documents required to be delivered to Buyer pursuant to Section 3.2.
(d)    Closing Certificate. Buyer shall have received a certificate, dated as of the Closing Date, signed on behalf of the Sellers by an officer of each of the Sellers to the effect that the conditions set forth in Section 11.1(a) and Section 11.1(b) have been satisfied by Sellers.
(e)    Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.
Section 11.2    Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the waiver (in the sole discretion of Sellers) or satisfaction of each of the following conditions precedent on or before the Closing Date:
(a)    Representations and Warranties True. The representations and warranties of Buyer contained herein, without giving effect to materiality, Material Adverse Effect or any similar standard or qualification included therein, shall be accurate, true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be accurate, true and correct in all respects or in all respects, as applicable, as of such date), except where the failure to be so accurate, true and correct would not reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.
(b)    Compliance with Agreements and Covenants. Buyer shall have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement to be performed and complied with on or prior to the Closing Date.
(c)    Closing Deliveries. Buyer shall have delivered to the Sellers all documents required to be delivered to the Sellers pursuant to Section 3.3.
(d)    Closing Certificate. The Sellers shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by an officer of Buyer to the effect that the conditions set forth in Section 11.2(a) and Section 11.2(b) have been satisfied by Buyer.

Section 11.3    Conditions to the Obligations of All Parties. The obligations of the Parties to consummate the transactions contemplated hereby are subject to the waiver (in the sole discretion of such Party) or satisfaction of each of the following conditions precedent on or before the Closing Date:
(a)    No Injunctions or Legal Restraints. No injunction or other legal restraint or prohibition enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing the consummation of the Closing shall have been issued and continue to be in effect.
(b)    Governmental Consents. The Sellers and Buyer shall have obtained all necessary Consents, authorizations, orders and approvals from Governmental Authorities required in connection with the performance by the Sellers and Buyer of this Agreement and the Ancillary Agreements and the consummation by the Sellers and Buyer of the transactions contemplated hereby and thereby.
ARTICLE XII

TERMINATION
Section 12.1    Termination. This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time prior to Closing:
(a)    with the mutual written consent of the Parties;
(b)    by either the Sellers or Buyer, if the Closing shall not have taken place on or prior to March 31, 2016 (the “Termination Date”) or such later date as the Parties may agree upon in writing; provided, however, that if the sole reason that the Closing has not occurred is that the approvals required pursuant to Section 11.3(b) have not been obtained on or prior to the Termination Date, the Termination Date may be extended by either the Sellers or Buyer to a date not beyond April 30, 2016; provided, further, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date;
(c)    by either the Sellers or Buyer in the event that any Governmental Order of any Governmental Authority or Law restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable;
(d)    by Buyer, if there shall have been a material breach of any covenant, obligation, representation or warranty of the Sellers hereunder, and such breach (i) shall not have been remedied within ten (10) days after receipt by the Sellers of a notice in writing from Buyer specifying the breach and requesting such breach be remedied and (ii) would result in the failure of a condition set forth in Section 11.2 or Section 11.3; or
(e)    by Sellers, if there shall have been a material breach of any covenant, obligation, representation or warranty of Buyer hereunder, and such breach (i), shall not have been remedied within ten (10) days after receipt by Buyer of notice in writing from the Sellers specifying the breach and requesting such breach be remedied and (ii) would result in the failure of a condition set forth in Section 11.1 or Section 11.3.
Section 12.2    Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all obligations of the Parties shall terminate, except for the obligations set forth in Section 6.8 (Publicity), Section 6.2(b) and Section 6.2(c) (Confidentiality) and Article XIII (Miscellaneous), which shall survive the termination of this Agreement, and except that no such termination shall relieve any Party from intentional breach, fraud or willful misconduct.
ARTICLE XIII

MISCELLANEOUS
Section 13.1    Expenses. Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereunder, including all fees and expense of their respective representatives.
Section 13.2    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) overnight courier; or (d) via email by way of a PDF attachment thereto of a manually executed document. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):
If to Buyer, to:
Consilio, Inc.
1828 L St. NW Suite 1070
Washington, DC 20036
Facsimile: (202) 318-9184
Attention: Andy Macdonald
E-mail: amacdonald@consilio.com

and
c/o Shamrock Capital Advisors, LLC
1100 Glendon Ave #1250,
Los Angeles, California 90024
Facsimile: (310) 974-6601
Attention: Andrew J. Howard
E-mail: ahoward@shamrockcap.com
with a copy (which shall not constitute notice hereunder) to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention: David Allinson
Facsimile: (212) 906-1200
E-mail: david.allinson@lw.com
If to Sellers, to:
c/o Huron Consulting Group Inc.
550 W. Van Buren Street, Suite 1700
Chicago, Illinois 60607
Attention: Diane E. Ratekin, Executive Vice President,
General Counsel and Corporate Secretary
E-mail: dratekin@huronconsultinggroup.com
With a copy to (which shall not constitute notice to Sellers):
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive, Suite 2700
Chicago, Illinois 60606
Attention: Shilpi Gupta
E-mail: shilpi.gupta@skadden.com
All such notices, requests, demands, waivers and communications shall be deemed received upon the earlier of (i) actual receipt thereof by the addressee or (ii) actual delivery thereof to the appropriate address.
Section 13.3    Waiver. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.
Section 13.4    Entire Agreement and Modification. This Agreement (together with the Schedules, Exhibits and Annexes hereto), the Ancillary Agreements and the Confidentiality Agreement supersede all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the Parties.
Section 13.5    Binding Effect; Assignments. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by any Party without the prior written consent of the other Party. Notwithstanding the foregoing sentence, Buyer may, upon reasonable advance notice to the Sellers, (i) assign to any one or more of its Affiliates, any of its rights or obligations under this Agreement, in whole or in part (provided, that (a) such assignees deliver an instrument in writing to Sellers confirming that it or they are bound by and shall perform all of the obligations of the Buyer under this Agreement as if it were an original signatory and (b) no assignment hereunder shall relieve Buyer of its obligations under this Agreement and Buyer shall cause such assignees to perform such obligations on behalf of Buyer, as applicable, in accordance with the terms of this Agreement) and (ii) assign its rights to indemnification under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby for collateral security purposes, but such assignment shall not release Buyer from their obligations hereunder; provided, further, that if any assignment hereunder increases the amount of withholding or other deduction required under any applicable Law over the amount that would have been required had no such assignment been made, then the Buyer shall indemnify and hold harmless the Sellers Indemnitees to the extent of such increase. Any purported assignment in contravention of this Section 13.5 shall be null and void.
Section 13.6    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.7    Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.
Section 13.8    Construction. This Agreement has been jointly drafted by the Parties, so no principle of resolving ambiguities against the drafter shall apply in construing any of the terms hereof. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders, and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The words “ordinary course of business”, when used in this Agreement, shall mean “ordinary course of business consistent with past practice”. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “or” shall be inclusive and not exclusive. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.
Section 13.9    Representation by Counsel. Each Party hereto acknowledges that it has been advised by, or afforded the opportunity to be advised by, legal and any other counsel. Each Party acknowledges that such Party has had a full opportunity to review this Agreement and all related Exhibits, Schedules and Ancillary Agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other Party hereto or any third party.
Section 13.10    Schedules and Exhibits. All Article, Section, Schedule, Exhibit and Annex references used in this Agreement are to Articles, Sections, Schedules, Exhibits and Annexes to this Agreement unless otherwise specified. The Sellers Disclosure Schedule and Exhibits attached hereto are an integral part of this Agreement. All Exhibits and the Sellers Disclosure Schedule attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such Exhibits and Schedules. Any matter disclosed pursuant to the Schedules shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to, or evidence of, the materiality of the item so disclosed, nor shall it establish any standard of material for any purpose whatsoever.

Section 13.11    Governing Law. This Agreement and any dispute arising in connection therewith will be governed by and construed under the law of the State of Delaware without regard to conflicts-of-laws principles that would require the application of the laws of any other jurisdiction.
Section 13.12    Jurisdiction.
(a)    The Parties agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought in the state or federal courts of the State of Delaware, and the Parties hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding.
(b)    In addition, the Parties each hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by the state or federal courts of the State of Delaware, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 13.13    Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party may seek the issuance of temporary, preliminary and permanent injunctive relief by the courts set forth in Section 13.12(a) to compel performance of the other Party’s obligations, or to prevent breaches or threatened breaches of this Agreement or the Ancillary Agreements, and to the granting by such courts of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity. Each Party expressly agrees and acknowledges that, in consideration of the uniqueness of the other Party’s circumstances, each Party shall be entitled to seek injunctive relief and specific performance, and to such further and other relief as may be necessary and proper to ensure compliance by the other Party with its obligation to cause the Closing to occur, and each Party waives the necessity of posting bond or other security (any requirements therefor being expressly waived). The Parties acknowledge that the provisions of this Section 13.13 are reasonably necessary and commensurate with the need to protect the Parties against irreparable harm and to protect their legitimate business interests.

Section 13.14    Service of Process. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 13.12 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 13.12. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
Section 13.15    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
Section 13.16    No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and assigns and nothing herein, express or implied (including Article IX and Article X), shall give or be construed to give to any Person, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights or remedies hereunder. Without limiting the foregoing, the Sellers and Buyer acknowledge and agree that all provisions contained in Article VII are included for the sole benefit of the Sellers and Buyer and that nothing in Article VII, whether express or implied, (i) shall create any third party beneficiary or other rights (ii) shall be treated as an amendment or other modification of any Employee Benefit Plan, Buyer Benefit Plan or other benefit plan, agreement or other arrangement, (iii) shall limit the right of Buyer or its Affiliates to amend, terminate or otherwise modify any Buyer Benefit Plan or other benefit plan, agreement or other arrangement following the Closing or (iv) shall create any third party beneficiary or other rights (A) in any other Person, including, without limitation, any Business Employee or any other current or former employee of the Sellers, the Purchased Entities, Buyer or any of their respective Affiliates, any participant in any Employee Benefit Plan, Buyer Benefit Plan or other employee benefit plan, agreement or other arrangement or any dependent or beneficiary thereof or (B) to continued employment with Sellers, the Purchased Entities, Buyer or any of their respective Affiliates.
Section 13.17    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic transmission shall be deemed to be their original signatures for all purposes.
Section 13.18    No Recourse. Notwithstanding anything in this Agreement to the contrary, no representative or Affiliate (other than controlled Affiliates) of Buyer shall have any liability to the Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement or any Ancillary Agreement. This Agreement (and each agreement, certificate and instrument delivered pursuant hereto) shall not create or be deemed to create or permit any personal liability or obligation on the part of any representative or investor of Buyer or its Affiliates (other than controlled Affiliates). All claims (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, the other agreements contemplated hereby or the negotiation, execution, or performance of this Agreement or the other agreements contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) Buyer. No other Person, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate (other than controlled Affiliates), agent, attorney, representative or assignee of, and any financial advisor or lender to, Buyer, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other agreements contemplated hereby or based on, in respect of, or by reason of this Agreement or the other agreements contemplated hereby or the negotiation, execution, performance, or breach of this Agreement or the other agreements contemplated hereby, and, to the maximum extent permitted by Law, the Sellers and their Affiliates hereby waive and release all such claims, obligations and liabilities against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) the Sellers and their Affiliates hereby waive and release any and all rights and claims that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of Buyer or otherwise impose liability of Buyer on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) the Sellers and their Affiliates disclaim any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything to the contrary herein, in no event shall the terms of this Section 13.18 release or otherwise affect any contractual obligations or liabilities of Buyer and its controlled Affiliates pursuant this Agreement or any Ancillary Agreement or any transactions contemplated hereby or thereby.
[Signature page follows]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.
HURON CONSULTING GROUP INC.
By:        /s/ C. Mark Hussey
Name:    C. Mark Hussey
    Title: Executive Vice President,
Chief Operating Officer, Chief
Financial Officer and Treasurer

HURON CONSULTING SERVICES LLC
By:        /s/ C. Mark Hussey
Name:    C. Mark Hussey
    Title: Executive Vice President,
Chief Operating Officer, Chief
Financial Officer and Treasurer
HURON CONSULTING GROUP HOLDINGS LLC
By:        /s/ C. Mark Hussey
Name:    C. Mark Hussey
    Title: Executive Vice President,
Chief Operating Officer, Chief
Financial Officer and Treasurer
CONSILIO, INC.
By:        /s/ Andrew Macdonald
    Name: Andrew Macdonald
    Title: President

Annex A
Glossary of Defined Terms
For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
“$” means United States Dollars.
“Accounts Receivable” means all billed and unbilled trade accounts and notes receivable of the Sellers or any of their Affiliates (other than the Purchased Entities) to the extent related to the Business arising out of the sale or other disposition of goods or services of the Business as of the close of business on the Closing Date.
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or arbitral or similar forum.
“Adjustment Amount” shall have the meaning set forth in Section 2.4(d).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation). For the avoidance of doubt, the Purchased Entities shall be treated as Affiliates of Buyer following the Closing.
“Affiliate Contracts” shall have the meaning set forth in Section 4.18.
“Agreement” means this Purchase Agreement, including all Schedules and Exhibits hereto.
“Ancillary Agreements” means all written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into by the Parties hereto or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, including the following: (a) the Transition Services Agreement, (b) the Bill of Sale, (c) the Assignment and Assumption Agreement, (d) the Trademark Assignment Agreement, (e) the Bonus Pool Escrow Agreement and (f) any other agreements, documents or instruments which the Parties hereto determine are reasonably necessary or advisable in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements, together with all exhibits and schedules attached to any of the foregoing.
“Applicable Accounting Principles” shall have the meaning set forth in Section 2.3.
“Arbitrating Accountants” shall have the meaning set forth in Section 2.5.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(b).
“Assumed Actions” shall have the meaning set forth in Section 1.1(a)(xi).
“Assumed Liabilities” shall have the meaning set forth in Section 1.3.
“Basket” shall have the meaning set forth in Section 10.3(b)(ii).
“Bill of Sale” shall have the meaning set forth in Section 3.2(a).
“Bonus Pool Amount” shall have the meaning set forth in Section 6.19.
“Bonus Pool Escrow Agreement” shall have the meaning set forth in Section 3.2(e).
“Bonus Pool Breakdown” shall have the meaning set forth in Section 6.19.
“Books, Records and Files” means all books and records, including equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records, internal financial statements and marketing and promotional surveys, material and research, in each case whether in paper, digital or tangible form.
“Business” shall have the meaning set forth in the Recitals.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Illinois.
“Business Employees” shall have the meaning set forth in Section 7.1(a).
“Buyer” shall have the meaning set forth in the Preamble.
“Buyer 401(k) Plan” shall have the meaning set forth in Section 7.3.
“Buyer Benefit Plan” shall have the meaning set forth in Section 7.2(a).
“Buyer Indemnitee” and “Buyer Indemnitees” shall have the meanings set forth in Section 10.1.
“Cash” of any Person means as of the close of business on the Closing Date, the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of such Person and its subsidiaries as of such date prepared in accordance with GAAP. For the avoidance of doubt, (A) Cash shall be calculated net of issued but uncleared checks and drafts and shall include checks and drafts deposited by the Purchased Entities as of the close of business on the Closing Date and (B) in determining the amount of Cash, all Cash that is in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the last Business Day immediately preceding the applicable date.
“Claim Notice” means written notification of a Third Party Claim, specifying the nature of and basis for such Third Party Claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim, and such other information as the Indemnifying Party shall reasonably request.
“Closing” shall have the meaning set forth in Section 3.1.
“Closing Date” shall have the meaning set forth in Section 3.1.
“Closing Date Cash” shall have the meaning set forth in Section 2.4(a).
“Closing Date Indebtedness” shall have the meaning set forth in Section 2.4(a).
“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.4(a).
“Closing Date Transaction Expenses” shall have the meaning set forth in Section 2.4(a).
“Closing Purchase Price” shall have the meaning set forth in Section 2.1.
“Closing Statement” shall have the meaning set forth in Section 2.4(a).
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Competitive Business” means a business which competes, anywhere in the world, in whole or in part, with the Business as it exists and operates as of the Closing Date.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 18, 2015, by and between Huron Consulting Group Inc. and Consilio, Inc.
“Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.
“Contract” means any oral or written loan or credit agreement, bond, debenture, note, mortgage, indenture, Lease, customer agreement, supply agreement, sales order, purchase order, license agreement or other contract, agreement, obligation, commitment or instrument that is in effect and legally binding, including all amendments thereto.
“Covered Losses” shall have the meaning set forth in Section 10.3(b)(ii).
“Defined Contribution Plan” means a defined contribution plan intended to be qualified under Section 401(a) of the Code.
“Earnout Amount” shall have the meaning set forth in Exhibit A hereto.
“Employee Benefit Plan” shall have the meaning set forth in Section 4.15(a).
“Employment Laws” shall have the meaning set forth in Section 4.14.
“Environmental Laws” means any Law with respect to any hazardous materials, pollution or protection of the environment.
“Environmental Permits” means Permits from any Governmental Authority, whether federal, state or local which are required under or issued under Environmental Laws.
“ERISA” shall have the meaning set forth in Section 4.15(a).
“Escrow Agent” shall have the meaning set forth in Section 3.2(e).
“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.3.
“Estimated Closing Date Cash” means the Sellers’ reasonable, good faith estimate of Closing Date Cash as of the close of business on the Closing Date.
“Estimated Closing Date Indebtedness” means the Sellers’ reasonable, good faith estimate of Closing Date Indebtedness as of the close of business on the Closing Date.
“Estimated Closing Date Net Working Capital” means the Sellers’ reasonable, good faith estimate of Closing Date Net Working Capital as of the close of business on the Closing Date.
“Estimated Closing Date Transaction Expenses” means the Sellers’ reasonable, good faith estimate of Closing Date Transaction Expenses as of the close of business on the Closing Date.
“Estimated Closing Statement” shall have the meaning set forth in Section 2.3.
“Estimated Net Working Capital Adjustment Amount” means the Sellers’ reasonable, good faith estimate of the Net Working Capital Adjustment Amount as of the close of business on the Closing Date.
“Excess Amount” shall have the meaning set forth in Section 2.4(d).

“Excluded Assets” shall have the meaning set forth in Section 1.2.
“Excluded Businesses” shall have the meaning set forth in the Recitals.
“Excluded Contracts” shall have the meaning set forth in Section 1.2(a)(i).
“Excluded Domain Names” shall have the meaning set forth in Section 1.2(a)(v).
“Excluded Employees” shall have the meaning set forth in Section 7.1(a).
“Excluded Liabilities” shall have the meaning set forth in Section 1.4.
“Excluded Names” mean any Trademark that consists of or includes the terms “Huron,” “Huron Legal” or any derivative thereof.
“Excluded Software, Data and Information” shall have the meaning set forth in Section 1.2(a)(ii).
“Excluded Taxes” means (a) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the Business, in each case, for Pre-Closing Tax Periods; (b) all Taxes of the Sellers or any of their Affiliates (other than the Purchased Entities) with respect to all taxable periods, including any Taxes that arise as a result of the transactions contemplated by this Agreement (other than Transfer Taxes); and (c) Transfer Taxes for which the Sellers are liable pursuant to Section 8.3.
“Excluded Tangible Personal Property” shall have the meaning set forth in Section 1.2(a)(iii).
“Excluded Trademarks” shall have the meaning set forth in Section in Section 1.2(a)(iv).
“Exhibits” means all exhibits attached hereto.
“Final Allocation” shall have the meaning set forth in Section 2.2(a).
“Financial Statements” shall have the meaning set forth in Section 4.5(a).
“Foreign Benefit Plan” shall have the meaning set forth in Section 4.15(c).
“Foreign Closing Documents” shall have the meaning set forth in Section 3.2(e).
“Foreign Purchased Entity” shall have the meaning set forth in Section 4.16(m).
“Fundamental Representations” means the representations and warranties of Sellers contained in Section 4.1 (Organization, Authority and Qualification), Section 4.2 (Capitalization, Subsidiaries) and Section 4.22 (Brokers).

“GAAP” means United States generally accepted accounting principles consistently applied from period to period and throughout any period.
“Governmental Authority” means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guarantees” means, collectively, those indemnities, performance bonds and surety bonds, performance guaranties, other guaranty obligations, keepwells, net worth maintenance agreements, reimbursement obligations, letters of comfort and other similar arrangements to which the Sellers or any of their Affiliates (other than the Purchased Entities) is a party or by which any of them are bound in favor of, or for the benefit of, the Purchased Assets, Assumed Liabilities, Purchased Entities or the Business that are set forth in Section 4.5(c) of the Sellers Disclosure Schedule.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Huron” shall have the meaning set forth in the Preamble.
“Huron Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 31, 2015, among Huron, as Borrower, certain subsidiaries of Huron, as Guarantors, the lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent.
“Huron Holdings” shall have the meaning set forth in the Preamble.
“Huron Services” shall have the meaning set forth in the Preamble.
“Inactive Business Employees” shall have the meaning set forth in Section 7.1(a)
“Indebtedness” means, with respect to any Person as of the close of business on the Closing Date, without duplication, (a) any outstanding indebtedness of such Person for borrowed money (including lines of credit, term loans, mortgage loans, bonds, debentures and notes), except accounts payable and other current liabilities arising in the ordinary course of business included in the calculation of the current liabilities of Net Working Capital, (b) all liabilities of such Person in respect of capital lease obligations classified as Liabilities on a balance sheet in accordance with GAAP, (c) all direct obligations of such Person in respect of letters of credit and acceptances (or instruments serving a similar function) issued or created for the account of such Person, (d) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreement, (e) all guaranties of any of the foregoing, (f)

all accrued but unpaid interest, redemption or prepayment premiums or penalties and any other fees and expenses relating to any of the foregoing and (g) all obligations in respect of the total amount of all bonuses payable or to be paid to any employees of such Person under any benefit plan or otherwise with respect to any period as of and through the Closing Date (to the extent unpaid as of the close of business on the Closing Date and reflected as a current liability in the Closing Date Net Working Capital), except the Sign-On Bonuses payable at Closing pursuant to Section 2.1.
“Indemnified Party” means any Person asserting a claim for indemnification under any provision of Article X.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article X.
“Indemnity Notice” means written notification pursuant to Section 10.4(b) of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Losses arising from such claim.
“Information Privacy and Security Laws” means all applicable Laws concerning the privacy or security of Personal Information (including any Laws of jurisdictions where the Personal Information was collected), and all regulations promulgated thereunder, including the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, state social security number protection Laws, state data breach notification Laws and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing and e-mail marketing).
“Initial Closing Date Allocation” shall have the meaning set forth in Section 2.2(a).
“Insurance Arrangements” shall have the meaning set forth in Section 4.20.
“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction in the world, including all rights in (a) Trademarks, (b) works of authorship (whether or not published), designs, copyrights and copyrightable subject matter and any applications, registrations or renewals thereof, (c) inventions (whether or not patentable and whether or not reduced to practice), patents and patent applications, including continuations, reissues, reexaminations and extensions, (d) domain names and registrations therefor, (e) intellectual property rights in Software and (f) ideas, concepts, records of inventions, formulas, processes, research and development information, research records, technology, technical information, data, customer and vendor lists, business information, marketing plans, trade secrets, know-how and other confidential and proprietary information.
“Interests” shall have the meaning set forth in Section 1.1(b).
“IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment.
“Knowledge” means, when used in connection with the Sellers with respect to any matter in question, the actual knowledge (after due inquiry) of those persons listed in Section 1.1-1 of the Sellers Disclosure Schedule.
“Law” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.
“Lease” means any lease, sublease, license or other occupancy agreement of a Person.
“Leased Real Property” shall have the meaning set forth in Section 4.7(a).
“Liabilities” means any and all debts, claims, liabilities, commitments and obligations of any kind (including Tax), whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, including those arising under any Law, Action or Governmental Order and those arising under any Contract, arrangement or undertaking (but excluding any future performance obligations under any such Contracts, arrangements or undertakings).
“Liens” means any lien, charge, pledge, mortgage, security interest, assignment, hypothecation, title retention arrangement, or other arrangement having the same or equivalent commercial effect as a grant of security; and with respect to the Interests only, also means any voting trusts, shareholders’ agreement, proxy or other similar restrictions on voting or transfer (excluding restrictions on transfer arising under Law).
“Losses” means losses, Liabilities, costs and expenses.
“Management Employees” shall have the meaning set forth in Section 6.19.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate that has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse

Effect, to the extent: (a) any adverse change attributable to the execution of this Agreement or the disclosure of the identity of the Buyer; (b) any change, effect, event, occurrence, state of facts or development (i) in the financial or securities markets, or economic, regulatory or political conditions in general or (ii) in the industries in which the Business operates in general; (c) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that clause (c) shall not prevent a determination that any change, effect, event, occurrence, state of facts or development underlying such failure to meet such internal or published projections, forecasts or revenue or earnings predictions has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (d) any action expressly required to be taken pursuant to this Agreement or any Ancillary Agreement; and (e) any action by Buyer or approved or consented to by Buyer in writing, after the date of this Agreement; provided, however, that the changes, effects, events, occurrences, states of facts or developments described in clause (b) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such change, effect, event, occurrence, state of facts or development has had or would reasonably be expected to have a material disproportionate impact on the Business compared to other participants engaged in the industries in which the Business operates.
“Material Contracts” shall have the meaning set forth in Section 4.9(a).
“Minimum Amount” shall have the meaning set forth in Section 10.3(b)(i).
“Net Working Capital” means the difference, as of a specified date, between (i) those assets that should be reflected as current assets on a consolidated balance sheet of the Business as of such specified date, and (ii) those liabilities that should be reflected as current liabilities on a consolidated balance sheet of the Business as of such specified date, in each case, (a) prepared in accordance with GAAP using the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Financial Statements, (b) calculated in a manner consistent with the calculation of the NWC Target in the Sample Statement, (c) adjusted for the Synergy Legal Staffing vendor pre-payment normalization to maintain consistent payment terms across periods and (d) excluding (1) any assets or liabilities with respect to Cash, Other Accounts Receivable, Advance Payments/Deposits, Misc. Accruals at Corporate, Accrued Severance, Sky Analytics Earn-Out, Deferred Lease Incentives or Lease Restructuring Reserves (in each case, to the extent not defined in this Agreement, as defined in the Sample Statement), (2) all Tax assets and all Tax liabilities (other than deferred Tax liabilities representing timing differences between book and Tax income), (3) Transaction Expenses, (4) Indebtedness, (5) the Bonus Pool Amount and (6) the Sign-On Bonuses.
“Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) the Closing Date Net Working Capital, minus (ii) the NWC Target.

“Non-Party Affiliates” shall have the meaning set forth in Section 13.18.
“NWC Target” means $32,400,000.
“Other Antitrust Regulations” means filings, approvals and other matters pursuant to any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to the Purchased Entities or Buyer.
“Party” (and with correlative meaning, “Parties”) means each of (i) Huron, (ii) Huron Services, (iii) Huron Holdings and (iv) Buyer.
“Permits” means any licenses, permits, certifications, accreditations, approvals and authorizations from any Governmental Authority, whether federal, state or local, or any other licensing, permitting, certifying or accrediting agency.
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies (i) that are not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings (provided, that any Liens on the Purchased Assets described in this clause (ii) shall be described on Section 4.16 of Sellers Disclosure Schedule) and, in each case, for which appropriate reserves have been established in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due or due that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval in the ordinary course of business; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents; (e) recorded or unrecorded easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations, subdivisions, and other charges or encumbrances or defects of title of any kind or rights of others, in each case, which do not materially impair the ordinary course of the Business; (f) Liens affecting the underlying fee interest of any Leased Real Property; (g) Liens incurred in the ordinary course of the Business securing obligations or Liabilities that are not individually or in the aggregate material to the relevant asset or property; (h) gaps in the chain of title evident from the public records of the relevant Governmental Authority maintaining such records or as would be disclosed on a current title commitment, abstract, or similar report; (i) all licenses, agreements, settlements, consents, covenants not to assert and other arrangements entered into in the ordinary course of the Business; (j) zoning, building, subdivision, land use, environmental regulations or requirements and other generally applicable restrictions or requirements, in each case, which do not materially impair the ordinary course of the Business; (k) Liens resulting from, or that will result from, the transactions contemplated by this Agreement or any of the Ancillary Agreements; (l) any set of facts an accurate up-to-date survey would show (provided such facts do not materially impair the current conduct of the Business); (m) Liens that, individually or in the aggregate, are not material in character, amount or extent and do not materially detract from the value of the properties and assets subject thereto; (n) Liens on Purchased Assets and Interests arising pursuant to the Huron Credit Agreement (which Liens shall be released on the Closing Date); (o) Liens described on Section 3.2(j) of the Sellers Disclosure Schedule (which Liens shall be released on or before the Closing Date); and (p) in the case of Intellectual Property, non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice.
“Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any other entity.
“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify, contact, or locate an individual, including demographic information; (ii) social security numbers; or (iii) any information that is regulated or protected by one or more applicable Information Privacy and Security Laws.
“Post-Closing Tax Period” shall have the meaning set forth in Section 8.1(b).
“Pre-Closing Tax Period” shall have the meaning set forth in Section 8.1(a).
“Proposed Allocation” shall have the meaning set forth in Section 2.2(a).
“Proprietary Software” shall have the meaning set forth in Section 4.8(g).
“Protest Notice” shall have the meaning set forth in Section 2.4(b).
“Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as “free software” or “open source software” (e.g. Linux), or pursuant to “open source,” “copyleft” or similar licensing and distribution models; and (b) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no or minimal charge. Publicly Available Software includes, Software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) BSD licenses, (e) the Netscape Public License, (f) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and (g) the Apache Software License.
“Purchase Price” means the Closing Purchase Price (as adjusted pursuant to Section 2.4), plus the Earnout Amount.
“Purchased Assets” shall have the meaning set forth in Section 1.1(a).

“Purchased Entities” means the direct and indirect subsidiaries of Huron listed in Section 1.1-2 of the Sellers Disclosure Schedule.
“R&W Insurance Policy” means a buyer-side representations and warranties insurance policy consistent in all material respects with the terms set forth on Exhibit G.
“Real Property Leases” shall have the meaning set forth in Section 4.7(a).
“Retention Agreements” means those certain retention letter agreements entered into in June 2015 by and between the Sellers and each of Persons set forth in Section 1.1-3 of the Sellers Disclosure Schedule.
“Sample Statement” shall have the meaning set forth in Section 2.3.
“Schedule” means all schedules attached hereto.
“Section 338 Election” shall have the meaning set forth in Section 8.10.
“Sellers” shall have the meaning set forth in the Preamble.
“Sellers 401(k) Plan” shall have the meaning set forth in Section 7.3.
“Sellers Disclosure Schedule” shall have the meaning set forth in ARTICLE IV.
“Sellers Indemnitee” and “Sellers Indemnitees” shall have the meanings set forth in Section 10.2.
“Shortfall Amount” shall have the meaning set forth in Section 2.4(d).
“Sign-On Bonuses” shall have the meaning set forth in Section 2.1.
“Software” means (a) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (b) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (d) the technology supporting, and the contents and audiovisual displays on any web sites and (e) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Tangible Personal Property” shall have the meaning set forth in Section 1.1(a)(i).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, duties, tariffs, levies or other similar assessments, including net proceeds, ad valorem, turnover, real property, personal property, sales, use, excise, value added, goods and services, license, payroll, unemployment, environmental, capital stock, escheat, unclaimed property, disability, stamp, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, estimated, registration, withholding, social security (or similar), or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether imposed directly or indirectly as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.
“Tax Benefit” means the amount by which the cash Tax liability of a Party entitled to indemnification pursuant to this Agreement, or any of its respective Affiliates, is actually reduced as a result of, and in the taxable year or the immediately succeeding two (2) taxable years, in each case, in which occurs, the Loss or indemnified Tax giving rise to such indemnification obligation, calculated on a with and without basis and net of any Taxes and reasonable expenses incurred by such Party and its Affiliates in connection with obtaining, receiving or accruing such reduction in Tax liability or the related indemnification payment.
“Tax Claim” shall have the meaning set forth in Section 8.4(a).
“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund and return, or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with any Tax Authority with respect to Taxes.
“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits that may exist as of the Closing Date between any of the Purchased Entities on the one hand, and any Person on the other hand (other than any indemnity provided pursuant to this Agreement).
“Termination Date” shall have the meaning set forth in Section 12.1(b).
“Third Party Claim” shall have the meaning set forth in Section 10.4(a).
“Trademark Assignment Agreement” shall have the meaning set forth in Section 3.2(c).
“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, all goodwill associated with any of the foregoing and registrations and applications for registration thereof, including all renewals of the same.

“Transaction Expenses” means (i) all fees and expenses incurred by or on behalf of the Purchased Entities for which the Purchased Entities are liable in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby to the extent such fees and expenses are incurred prior to the Closing and remain outstanding and unpaid as of the Closing and (ii) any Transaction Payments that are not paid at or prior to the Closing.
“Transaction Payments” means any amounts payable to any Transferred Business Employee as a result of or in connection with the transactions contemplated by this Agreement, whether alone or in combination with any other event, including the Sign-On Bonuses and payments under the Retention Agreements and any other severance, change in control, retention termination or similar payments, together with the employer portion of all payroll Taxes incurred (or expected to be incurred) in connection with such payments, excluding the payments to be made in respect of the Bonus Pool Amount.
“Transfer Tax” or “Transfer Taxes” means any sales, use, conveyance, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Taxes imposed by any Tax Authority, incurred in connection with the transactions contemplated hereby, but excluding any VAT, any direct or indirect capital gains Taxes and any withholding Taxes, in each case, imposed on the Sellers and Purchased Entities in connection with the transactions contemplated hereby (or Buyer and its Affiliates (including the Purchased Entities after the Closing)) as a method of collecting such Taxes.
“Transferred Business Employees” shall have the meaning set forth in Section 7.1(a).
“Transition Services Agreement” shall have the meaning set forth in Section 3.2(d).
“U.K. Company” means Huron (UK) Limited, Huron Legal (UK) Limited or Huron Legal Technologies (UK) Limited.
“United States” means the United States of America and its territories and possessions.
“USRPI” shall have the meaning set forth in Section 3.2(f).
“VAT” means, in relation to any jurisdiction within the European Community, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction.
“WARN Act” shall have the meaning set forth in Section 4.14.

“Welfare Plan” shall have the meaning set forth in Section 4.15(a).